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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Fleetwood Enterprises, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FLEETWOOD ENTERPRISES, INC.
3125 Myers Street
Riverside, California 92503-5544

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

        TO THE SHAREHOLDERS OF FLEETWOOD ENTERPRISES, INC.

        The annual meeting of shareholders of Fleetwood Enterprises, Inc. will be held in the Conference Center of the corporate offices, 3125 Myers Street, Riverside, California, on September     , 2008, at 9:00 a.m., Pacific Daylight Time, for the following purposes:

  1.
  To elect three directors to serve three-year terms ending in the year 2011 and until their successors are elected and qualified. The board of directors has nominated the three persons specified in the accompanying proxy statement.

  2.
  To approve an amendment to Fleetwood's Restated Certificate of Incorporation to increase the total number of shares of capital stock that Fleetwood is authorized to issue from 160,000,000 shares to 310,000,000 shares by increasing the total number of authorized shares of common stock from 150,000,000 shares to 300,000,000 shares and to decrease the par value of the common stock from $1.00 per share to $0.01 per share.

  3.
  To approve the possible issuance of shares of common stock in settlement of our potential obligation to repurchase our outstanding 5% convertible senior subordinated debentures.

  4.
  To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2009.

  5.
  To authorize the board of directors, in its discretion, to adjourn or postpone the annual meeting.

  6.
  To consider and act upon such other business that may properly come before the meeting.

        We have fixed the close of business on July 23, 2008, as the record date for determining shareholders that are entitled to receive notice of and to vote at the annual meeting and any adjournment.

        Please read the accompanying proxy statement carefully. For us to have a quorum for the conduct of business at the annual meeting, holders of a majority of all outstanding shares of common stock must be present in person or represented by proxy. To assure representation at the annual meeting, please sign and date the enclosed proxy and return it promptly in the enclosed envelope.

By Order of the Board of Directors,

Leonard J. McGill Secretary

Riverside, California
Dated:                  , 2008

 FLEETWOOD ENTERPRISES, INC.

Table of Contents

Notice of Annual Meeting of Shareholders
Information About the Annual Meeting and Voting	1
Election of Directors (Proposal No. 1)	4
Corporate Governance	6
Summary of Corporate Governance Practices	6
Director Independence	8
Board Committees	9
Communications from Shareholders and Other Interested Parties to the Board	13
Director and Officer Stock Ownership	14
Section 16(a) Beneficial Ownership Reporting Compliance	14
Stock Ownership of 5% Beneficial Owners	15
Transactions with Related Persons	16
Compensation Discussion and Analysis	17
Compensation Committee Report	32
Director and Executive Officer Compensation	33
Summary Compensation Table for Fiscal Years 2008 and 2007	33
Grants of Plan-Based Awards in Fiscal Year 2008	35
Outstanding Equity Awards at 2008 Fiscal Year-End	36
Option Exercises and Stock Vested in Fiscal Year 2008	38
Pension Benefits	38
Nonqualified Deferred Compensation for Fiscal Year 2008	40
Potential Payments Upon Termination or Change-in-Control	40
Non-Management Directors' Compensation for Fiscal Year 2008	47
Compensation Committee Interlocks and Insider Participation	48
Report of the Audit Committee	48
Amendment to Restated Certificate of Incorporation (Proposal No. 2)	50
Proposal to Approve the Possible Issuance of Shares of Common Stock in Settlement of our Potential Obligation to Repurchase our Outstanding Debentures (Proposal No. 3)	52
Ratification of Appointment of Independent Registered Public Accounting Firm (Proposal No. 4)	55
Authorization of our Board of Directors, in its Discretion, to Adjourn or Postpone the Annual Meeting if Necessary (Proposal No. 5)	57
Annual Reports	58
Requirements, including Deadlines, for Submission of Proxy Proposals, Nomination of Directors and Other Business of Shareholders	58

FLEETWOOD ENTERPRISES, INC.
3125 Myers Street
Riverside, California 92503-5544

PRELIMINARY PROXY STATEMENT
SUBJECT TO COMPLETION

        The board of directors of Fleetwood Enterprises, Inc. is soliciting your proxy for our annual meeting of shareholders on               , September     , 2008, or at any adjournment of the meeting, for the purposes described in the accompanying Notice of Annual Meeting of Shareholders.

        We will bear the cost of soliciting proxies. Some of our directors, officers and employees may solicit proxies by mail, telephone, facsimile or in person. In addition, we will request brokers or other persons holding stock in their names or in the names of their nominees to forward proxies and proxy materials to the beneficial owners of such stock and will reimburse them for reasonable expenses they incur in doing so.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the annual meeting?

        At our annual meeting, shareholders will:

  •
  vote on the election of three directors: Loren K. Carroll, J. Michael Hagan and John T. Montford;

  •
  vote on a proposal to amend Fleetwood's Restated Certificate of Incorporation to increase the total number of shares of capital stock that Fleetwood is authorized to issue from 160,000,000 shares to 310,000,000 shares by increasing the total number of authorized shares of common stock from 150,000,000 shares to 300,000,000 shares and to decrease the par value of the common stock from $1.00 per share to $0.01 per share;

  •
  vote on a proposal to approve the possible issuance of shares of common stock in settlement of our potential obligation to repurchase our outstanding 5% convertible senior subordinated debentures;

  •
  be asked to ratify the appointment of our independent registered public accounting firm for fiscal year 2009;

  •
  be asked to authorize the board of directors to adjourn or postpone the annual meeting; and

  •
  consider such other business as may properly come before the meeting.

Who is entitled to vote?

        Only shareholders of record at the close of business on the record date, July 23, 2008, are entitled to receive notice of the annual meeting and to vote their shares of our common stock at the meeting, or any postponement or adjournment of the meeting. We are sending these proxy materials to shareholders of record on approximately August     , 2008. Holders of our common stock are entitled to one vote per share.

Who can attend the meeting?

        All shareholders as of the record date, or their duly appointed proxies, may attend the meeting. Please note that if you hold your shares in "street name" (through a broker, bank or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership in Fleetwood as of the record date.

What constitutes a quorum?

        The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum, permitting business to be conducted at the meeting. As of the record date, 76,256,522 shares of our common stock were outstanding and entitled to vote. Proxies that are received and marked as withholding authority, abstentions and broker non-votes (where a broker, bank or nominee does not exercise discretionary authority to vote on a matter) will be included in the calculation of the number of shares considered to be represented at the meeting.

How do I vote?

        If you complete, sign and return the accompanying proxy card, it will be voted as you direct. If you do not specify a choice on a signed proxy card, the persons named as proxies will vote in favor of the election of the nominees for director and, if any other matters are properly presented, the persons named as proxies will vote or refrain from voting on any such matter in accordance with their best judgment. If you are a shareholder as of the record date and attend the meeting, you may personally deliver your completed proxy card or vote in person at the meeting.

        If your shares are held in "street name" by a bank or brokerage firm, your bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. Your bank or broker will send you directions on how to vote those shares. Under the rules of the New York Stock Exchange (NYSE), member brokers that do not receive instructions from their customers to vote may vote their customers' shares in the brokers' discretion on the proposals regarding the election of directors and the ratification of the appointment of Ernst & Young LLP, because these are "discretionary" under the New York Stock Exchange rules.

Can I change my proxy after I return my proxy card?

        Yes. If your shares are registered in your name, you may revoke your proxy and change your vote at any time before the proxy is exercised at the annual meeting by filing with our corporate secretary either a written notice of revocation or another duly executed proxy bearing a later date. Your attendance at the meeting will not by itself revoke a previously granted proxy. If you hold your shares in street name, however, you may revoke your proxy only by following instructions provided by your broker, bank or nominee. No notice of revocation or later-dated proxy will be effective unless received by the corporate secretary at or before the annual meeting.

What is the vote required to approve each proposal?

         Election of Directors.    The affirmative vote of the holders of a plurality of the shares of common stock voting on the matter is required for the election of directors. A properly executed proxy marked "WITHHOLD AUTHORITY" with respect to the election of one or more directors, as well as any broker non-votes, will not be counted as a vote cast on such matter, although they will be counted for purposes of determining whether there is a quorum.

         Amendment to Restated Certificate of Incorporation.    The affirmative vote of the holders of a majority of the outstanding shares of Fleetwood common stock entitled to vote as of the record date is required to approve the proposed amendment to our Restated Certificate of Incorporation. As a result, abstentions and, if applicable, broker non-votes will be treated as votes against the proposal.

         Approval of the Issuance of Shares of Common Stock.    The affirmative vote of a majority of the votes cast is required to approve the possible issuance of shares of common stock in settlement of our potential obligation to repurchase our outstanding 5% convertible senior subordinated debentures. Failure to vote and broker non-votes will have no effect because these shares will not be considered shares entitled to vote and therefore will not be counted as votes for or against the proposal. However, abstentions will have the same effect as voting against the proposal.

         Ratification of the Appointment of Ernst & Young LLP.    The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm will be approved if the number of votes cast for the proposal exceeds the number of votes cast against the proposal. Abstentions and, if applicable, broker non-votes will not affect the outcome.

         Authorization to Adjourn or Postpone the Annual Meeting.    The board of directors will be authorized, in its discretion, to adjourn or postpone the annual meeting for the purpose of allowing additional time for soliciting further proxies to approve Proposal No. 2 and Proposal No. 3 if the proposal receives an affirmative vote of a majority of shares, present in person or by proxy at the meeting and entitled to vote on the matter. Broker non-votes will not affect the outcome, however abstentions will be treated as votes against the proposal.

Are there other matters to be voted on at the meeting?

        Other than the matters discussed in this proxy statement, the board of directors does not know of any other matters that may come before the meeting. If any other matters are properly presented to the meeting, it is the intention of the persons named in the accompanying proxy card to vote, or otherwise act, in accordance with their best judgment. Abstentions may be specified on proposals other than the election of directors, and will be counted as present for purposes of determining whether there is a quorum.

        The board of directors encourages you to attend the meeting. Whether or not you plan to attend, please submit your proxy. We would greatly appreciate your prompt response, which will help us make appropriate arrangements for the meeting.

 ELECTION OF DIRECTORS
(Proposal No. 1)

        Under our certificate of incorporation, which provides for a "classified" board of directors, three directors—out of a current total of 11 directors—are to be elected at the annual meeting to serve three-year terms expiring at the annual meeting in the year 2011 and until their successors have been elected and qualified. Proxies will be voted for the election of Loren K. Carroll, J. Michael Hagan and John T. Montford as directors, unless the shareholder directs otherwise or withholds the vote. If any of the nominees should become unavailable to serve, the proxies will be voted for the election of a substitute nominee or nominees selected by the board of directors. We do not expect, however, that any of the nominees will be unavailable.

        Each shareholder is entitled to one vote for each share of common stock held on the record date. In voting for directors, each shareholder has the right to cumulate votes and give one candidate a number of votes equal to the number of directors to be elected, multiplied by the number of votes to which his or her shares are entitled, or to distribute total votes on the same principle among as many candidates as desired. The three candidates receiving the highest number of votes will be elected. If any person other than the nominees named in this proxy statement should be nominated for election as a director, the proxy holders may, in the exercise of their sole discretion, vote the proxies they receive cumulatively to elect as directors as many of the above nominees as the votes represented by the proxies held by them are entitled to elect.

        The following information is furnished as of July 23, 2008, with respect to the three nominees, all of whom are currently directors, as well as for the other seven directors whose terms of office will continue after the 2008 annual meeting and for the one director who is retiring when his term expires in September 2008.

NOMINATED FOR ELECTION FOR TERMS ENDING IN SEPTEMBER 2011

        LOREN K. CARROLL, age 64, has been a director since April 1999. From 1994 until his retirement in April 2006, Mr. Carroll had been President and Chief Executive Officer of M-I SWACO, LLC, the world's largest drilling and fluid handling supplier to the petroleum industry, based in Houston, Texas. Mr. Carroll is also a director of Smith International, Inc., Forest Oil, Inc., CGG Veritas, Inc. and KBR, Inc. Previously, Mr. Carroll was an audit partner of Arthur Andersen LLP until leaving in 1984 to become Vice President and Chief Financial Officer of Smith International. He also served as President of Geneva Business Services and a director of The Geneva Companies from 1989 until 1992, when he returned to Smith International as Executive Vice President and Chief Financial Officer. Mr. Carroll is a graduate of California State University, Long Beach.

        J. MICHAEL HAGAN, age 69, has been a director since September 2002. Since January 2000, Mr. Hagan has been a self-employed business advisor. From June 1991 until November 1999, Mr. Hagan served as Chairman of the board of directors and Chief Executive Officer of Furon Company, having previously served as President of Furon Company from 1980 to 1991. Mr. Hagan is also a director of Ameron International Corp. Since March 2000, Mr. Hagan has served as a trustee for each of the following PIMCO Funds: Pacific Investment Management Series; PIMCO Commercial Mortgage Securities Trust, Inc.; and PIMCO Variable Insurance Trust. Mr. Hagan is a graduate of Santa Clara University.

        JOHN T. MONTFORD, age 65, has been a director since June 1999. Since December 2004, he has been President—Western Region for AT&T Services, Inc. From June 2002 to December 2004, he was Senior Vice President—External Affairs for SBC Communications, Inc. From September 2001 to June 2002 he was President—External Affairs, SBC-Southwest and SBC-SNET. From 1996 to 2001, Mr. Montford served as Chancellor of Texas Tech University System in Lubbock, Texas. From 1983 until 1996, Mr. Montford was a member of the Texas Senate, during which time he served as Chairman of the Senate Finance and State Affairs Committees and Senate President Pro Tempore. Mr. Montford maintained an active law practice in Lubbock until 1996. Mr. Montford is also a director of Southwest Airlines Company. He is a graduate of the University of Texas at Austin, from which he received both a bachelor's and a J.D. degree. During his career, he has also served as an officer in the United States Marine Corps and as an elected District Attorney.

DIRECTORS WHOSE TERMS EXPIRE IN 2009

        MARGARET S. DANO, age 48, has been a director since September 2000. Ms. Dano was Vice President, Worldwide Operations of Garrett Engine Boosting Systems, a division of Honeywell International Inc., from June 2002 until her retirement from that position in 2005. From April 2002 to June 2002, she was Vice President, Global Operations, Automation and Controls Solutions of Honeywell. She was Vice President, Supply Chain, Office Products of Avery Dennison Corporation from January 1999 to April 2002, and was Avery Dennison's Vice President, Corporate Manufacturing and Engineering from 1997 to 1999. Previously, she was Vice President, Operations Accessories, North America, of Black & Decker Corporation, and she served as a Program Manager, Product Manager and Plant Manager for General Electric Corporation for a five-year period in the early 1990s. Ms. Dano is also a director of Superior Industries International, Inc. Ms. Dano received a BSME in mechanical-electrical engineering from the General Motors Institute.

        DR. JAMES L. DOTI, age 61, has been a director since May 1995. Since 1991, Dr. Doti has served as President of Chapman University, a private institution located in Orange, California, where he also founded the University's A. Gary Anderson Center for Economic Research in 1978 and was appointed inaugural holder of the Donald Bren Distinguished Chair in Business and Economics in 1999. Dr. Doti is also a director of The First American Corporation and Standard Pacific Corp. He is a graduate of the University of Illinois, Chicago, and received master's and doctorate degrees in economics from the University of Chicago.

        DAVID S. ENGELMAN, age 70, has been a director since April 1999. From February 2002 to August 2002, he served as interim President and Chief Executive Officer. Mr. Engelman has been a private investor for more than five years. Mr. Engelman is a director of MGIC Investment Corporation and Mortgage Guaranty Insurance Corporation. He is a graduate of the University of Arizona.

        DANIEL D. VILLANUEVA, age 70, has been a director since September 2003. Since 2005, he has been managing partner of RC Fontis Capital Partners, an investment fund. From 1994 to 2005, he was chairman of a minority-controlled private equity investment firm, The Bastion Capital Fund, L.P., specializing in management buyouts of middle-market companies and related transactions. Mr. Villanueva is a director of Citibank (Banamex USA) and the Metropolitan West Funds. He is a graduate of New Mexico State University.

DIRECTORS WHOSE TERMS EXPIRE IN 2010

        PAUL D. BORGHESANI, age 70, has been a director since April 1999. Mr. Borghesani is presently engaged in the private practice of law in Elkhart, Indiana and formerly had been of counsel with the law firm Baker & Daniels in South Bend, Indiana since 1996. Mr. Borghesani owns the Transportation Advisory Group, LLC, a private consulting firm providing services related to transportation matters, which he founded in 1996. In 2003, he founded Motor Carrier Services, LLC, a management firm providing services to private and regulated transportation companies. From 1989 until 2002, he was a director of Morgan Drive Away, Inc. and Vice President, Treasurer, Secretary and Corporate Counsel of The Morgan Group, Inc., both of which ceased doing business and filed for bankruptcy protection in 2002. Mr. Borghesani is a graduate of Tufts University and received a J.D. degree from Boston College.

        ELDEN L. SMITH, age 68, was appointed Chief Executive Officer and appointed to our board effective March 8, 2005. He had previously served as senior vice president of our recreational vehicle group until his retirement in 1997, and he had been retired from 1997 until his return to employment with us. He first joined us in 1968 and held positions of increasing responsibility within our recreational vehicle group and was appointed the executive in charge of the RV Group in 1973. Mr. Smith received a bachelor's degree in business administration and economics from Whittier College.

        THOMAS B. PITCHER, age 69, has served as a member of our board since 1998 and has been Chairman of the Board since 2002. Mr. Pitcher is a retired senior partner of the law firm of Gibson, Dunn & Crutcher, where he served as a member of its Executive Committee, the partner-in-charge of its Orange County office and as co-leader of its international practice. He also served as Chairman of the Board of Trustees of the Institute of Critical Care Medicine for more than 15 years until his retirement in 2005. Mr. Pitcher is a graduate of the University of Florida and received a J.D. degree from the Duke University School of Law.

DIRECTOR WHO IS RETIRING IN 2008

        DR. DOUGLAS M. LAWSON, age 72, has been a director since 1981. Dr. Lawson is the founder and Chairman of Lawson Associates, Inc., a New York-based fundraising management consulting firm, that advises non-profit organizations concerning the creation and operation of fundraising campaigns and training programs throughout the United States. He is a graduate of Randolph-Macon College in Virginia and also has a Bachelor of Divinity degree from Drew University and a Ph.D. degree from Duke University.

CORPORATE GOVERNANCE

Summary of Corporate Governance Practices

        As provided by the Delaware General Corporation Law, our certificate of incorporation and our bylaws, our business is managed under the direction of our board of directors. Members of the board are kept informed of our business through discussions with the president and chief executive officer and other officers, by reviewing materials provided to them and by actively participating in meetings of the board and its Committees. In addition, to promote open discussion among the non-employee directors, those directors meet in regularly scheduled executive sessions without management present.

        Our board of directors has long been committed to sound and effective corporate governance practices, and we are in compliance with the governance requirements imposed by the Sarbanes-Oxley Act, the SEC and the New York Stock Exchange. Following in this section is a discussion of some of the highlights of our program. Please visit our website at http://ir.fleetwood.com for more details regarding our corporate governance practices, including copies of many of the corporate governance materials described below. From the home page, click on "Corporate Governance."

        A substantial majority of the members of the board are independent (currently, 10 of 11), and key Committees are comprised solely of independent directors. The board has a longstanding practice of meeting in executive session at least four times a year, and has separated the offices of chairman and chief executive officer to ensure the chairman is fully independent of management. We have a Governance and Nominating Committee to consider and recommend candidates for board vacancies, actively recruit qualified candidates, review board performance annually, review and make recommendations regarding Committee assignments and Committee structure, establish criteria for board performance evaluations, and review and report to the board on matters of corporate governance.

        Among other highlights of our governance profile are the following:

  •
  With the retirement of Dr. Lawson in September 2008, we will reduce the size of our board from 11 to 10 members.

  •
  In fiscal year 2008 our board formed a new Finance Committee to regularly review with management and report to the board on the various restructuring initiatives and financial strategies that we have been pursuing in recent months.

  •
  Our board members are free to call anyone in the company at any time, and key Committees are able to hire their own consultants if they deem it appropriate.

  •
  Our board has established a specific delegation of authority to clearly delineate the items that should be subject to board approval.

  •
  As of July 1, 2008, our Corporate Governance Quotient (CGQ) rating from Institutional Shareholder Services ranked us higher than 85.4% of companies in the S&P 600 and 85.1% of companies in our industry peer group.

        Our board also adopted a comprehensive set of Corporate Governance Guidelines, which address a number of other important governance issues, including:

  •
  director independence,

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  the criteria for board membership,

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  expectations regarding attendance and participation at board meetings,

  •
  expectations regarding attendance at the annual meeting of shareholders,

  •
  mandatory offer of resignation in the event a majority of the votes are to withhold authority at an uncontested shareholder election,

  •
  mandatory offer of resignation in the event of a material change in principal occupation,

  •
  mandatory retirement for board members prior to any term beginning on or after age 72,

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  mandatory share ownership by directors,

  •
  Committee responsibilities,

  •
  authority of the board and certain Committees to engage outside independent advisors as they deem appropriate,

  •
  succession planning for the chief executive officer, and

  •
  annual board self-evaluation.

        We review and reexamine the guidelines regularly. We publish the guidelines on the Corporate Governance page of our website at http://ir.fleetwood.com, and we will also provide copies upon written request to the corporate secretary at the address listed on the front of this proxy statement.

        Management has closely reviewed internally and with the board of directors the provisions of the Sarbanes-Oxley Act of 2002, the related rules of the Securities and Exchange Commission (SEC) and the NYSE Listed Company Manual regarding corporate governance policies and procedures. The board has approved and regularly reassesses the formal charters that describe the powers and responsibilities of the Audit, Compensation, and Governance and Nominating Committees and amends them as necessary. You may view all three charters on the Corporate Governance page on our website at http://ir.fleetwood.com, and we will also provide copies upon written request to the corporate secretary at the address listed on the front of this proxy statement.

        Each of our Audit, Compensation, and Governance and Nominating Committees has the authority to retain independent advisors and consultants, for which we are obligated to pay all fees and expenses. The Audit Committee has established procedures for the treatment of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for confidential and anonymous submission by our associates of concerns regarding questionable accounting, internal accounting controls or auditing matters. Further, we established a Disclosure Controls Committee composed of members of management to assist us in fulfilling our obligations to maintain adequate disclosure controls and procedures and to coordinate and oversee the process of preparing our periodic securities filings with the SEC.

        We have adopted a written Code of Ethics that applies to our chief executive officer, chief financial officer, chief accounting officer, and treasurer, as well as other senior financial officers performing similar functions who are identified from time to time by the chief executive officer. We have also adopted a broader Code of Conduct that is applicable to all directors and employees, including financial officers. The Code of Ethics for senior financial officers and the Code of Conduct for all employees are posted on our website, and we will also provide copies upon written request to the corporate secretary at the address listed on the front of this proxy statement. We will promptly disclose any amendments to or waivers for executive officers or directors of these ethics codes on our website.

Director Independence

        We have adopted the New York Stock Exchange definition of "independence" as contained in its listing standards. For a director to be considered independent under the rules of the New York Stock Exchange, the board must affirmatively determine that a director or director nominee does not have a material relationship with us, either directly, or as a partner, shareholder or officer of an organization that has a relationship with us. In addition, no director or director nominee may be deemed independent if the director or director nominee, in the past three years:

  •
  has received, or has an immediate family member who has received, more than $100,000 per year in direct compensation from us, other than director or Committee fees;

  •
  has been an employee of the company;

  •
  had an immediate family member who was an executive officer of the company;

  •
  has been, or has an immediate family member who has been, an affiliate or employee of a present or former internal or independent auditor of the company;

  •
  has been, or has an immediate family member who has been, employed as an executive officer of another whose compensation committee within the past three years has included a present executive officer of the company; or

  •
  has been or is currently an employee or executive officer, or has an immediate family member who is an executive officer, of another company that makes payments to us, or receives payments from us, for property or services in an amount which, in any single fiscal year, exceeds the greater of $1.0 million or 2% of the other company's consolidated gross revenues.

        The Commentary to the listing standards states that compensation received by a director for former service as an interim chairman or chief executive officer need not be considered in determining independence under the tests contained in these listing standards. Accordingly, the board has determined that all its members with the exception of Mr. Smith are "independent." Mr. Pitcher, as an independent non-executive chairman of the board, currently chairs executive sessions of independent directors. However, the board has determined that if in the future the chairman is an executive or is unable to act, then the chairman of the Governance and Nominating Committee, who is currently Mr. Carroll, will schedule and chair executive sessions of the independent directors.

 Board Committees

  Introduction

        The chart below summarizes our Committee structure and membership information.

        All of the directors who serve on the Compensation, Audit, and Governance and Nominating Committees are independent, as determined under the rules of the New York Stock Exchange as explained above. As previously noted, each of the Compensation, Audit, and Governance and Nominating Committees has adopted a written charter approved by the board.

        The board of directors met eight times during the fiscal year ended on April 27, 2008, and the total number of board and Committee meetings was 30 during that period. All of our directors who served throughout the fiscal year attended at least 75% of the meetings of the board of directors and, if applicable, the Committees on which they served during the fiscal year. Our policy is that all directors are expected to attend the annual meeting of shareholders, and all directors attended the 2007 annual meeting.

  Compensation Committee

        The Compensation Committee consists of Mr. Hagan, Chairman, Ms. Dano, Dr. Lawson, Mr. Montford and Mr. Villanueva, each of whom the board has determined to be independent under the rules of the New York Stock Exchange as explained above. The Committee met six times during the past fiscal year.

        The Committee administers our executive compensation programs. The Committee is specifically responsible for the design, development and implementation of the compensation program for the CEO. The Committee specifically evaluates the performance of the CEO and determines CEO compensation in light of the goals and objectives of the compensation program. The Committee reviews the performance of the company and carefully evaluates the CEO's performance during the year based on established goals, leadership qualities, operational performance, business responsibilities, career with the company, access to other career opportunities, current compensation arrangements and long-term potential to enhance shareholder value.

        As described in its charter, the Compensation Committee reviews compensation for our CEO, Mr. Smith, each year. Accordingly, as more fully explained in "Compensation Disccssion and Analysis—Roles of Compensation Committee and CEO in Setting Compensation," at page 17 below, in fiscal year 2008 the Committee reviewed the appropriateness of Mr. Smith's total compensation arrangements. Under the direction of the Senior Vice President of Human Resources and Administration, a pay analysis was conducted by our Human Resources department to ensure Mr. Smith was paid competitively. This internally generated analysis was then provided to the Compensation Committee, with a recommendation not to make any changes to Mr. Smith's compensation for fiscal year 2008. The Compensation Committee accepted this recommendation. At no time during the review process was an outside compensation consultant involved to set or recommend the level of Mr. Smith's pay, nor did Mr. Smith make any recommendation on the internal analysis. With respect to the individual component of his short-term bonus compensation, however, at the end of the fiscal year Mr. Smith documented his accomplishments during the year in a letter addressed to the Chairman of the Board. This letter was then shared with the Compensation Committee as part of their deliberations in establishing the payout on Mr. Smith's individual bonus. The individual component of the short-term incentive bonus is described under "Compensation Disccssion and Analysis—Total Cash Compensation—Short-Term Incentives" at page 22 below.

        The board of directors, as part of a detailed delegation of authority, has delegated to our CEO the authority to set compensation levels for the other named executive officers. His determinations are regularly reported to the Compensation Committee, which always has the ability to make recommendations to the CEO or to the board itself as to non-CEO compensation. In determining the compensation of the other named executives, the CEO uses the same goals, objectives and standards that the Compensation Committee uses in setting the CEO's own compensation. The other named executive officers do not play a role in their own compensation determination, other than discussing individual performance objectives with the CEO.

        The Committee is responsible for reporting to the board and administering all other elements of executive compensation, including short-term bonus award and long-term performance award programs, including restricted stock units and stock option awards.

        Under the charter of the Compensation Committee, the Committee has the authority to delegate to subcommittees or, to the extent permitted under applicable laws, regulations and the New York Stock Exchange rules, to any other independent director, in each case to the extent the Committee deems necessary or appropriate. The Committee cannot delegate any of its responsibilities to management, however, except as expressly provided in the charter.

        With respect to the role of compensation consultants and the scope of their assignments, the charter of the Compensation Committee states: "The Compensation Committee shall have the sole authority at the expense of the company to retain and terminate any compensation consultant used to assist the company, the Board or the Committee in the evaluation of the CEO or other executive officer compensation and shall have sole authority to approve such consultant's fees and other retention terms." The Committee did not engage an outside compensation consultant in fiscal year 2008 except to the following limited extent. Management, after notifying the chairman of the Compensation Committee, commissioned Watson Wyatt Worldwide, a global consulting firm specializing in compensation, benefits and other human resource issues, to design a new equity compensation plan, which was approved by shareholders at the 2007 annual meeting. The new plan provides us with the flexibility to issue a full range of equity-based awards, including stock options, restricted stock and restricted stock units. Watson Wyatt designed the structure of the plan, including recommending which types of compensation it should cover, and worked with us and with Institutional Shareholder Services, an independent proxy advisory firm, to help us determine how many shares should be covered by the Plan. Watson Wyatt also assisted in drafting the plan document and advised us as to the kinds of equity-based compensation that other comparable companies are currently issuing.

They also assisted in drafting the compensation discussion and analysis section that appeared in last year's proxy statement. However, they made no recommendation to the Compensation Committee related to the equity vehicles to be used in fiscal year 2008 and played no role in setting our officer compensation levels for fiscal year 2008. We have not used the services of any other compensation consultant in matters affecting senior executive or director compensation. The Committee specifically discussed whether it feels it necessary to retain its own consultants and has determined at the present time that it will rely on the work of Watson Wyatt.

        For more information regarding our compensation policies, see the Compensation Discussion and Analysis section below.

  Audit Committee

        The Audit Committee consists of Mr. Engelman, Chairman, Mr. Borghesani, Mr. Carroll, Dr. Doti and Mr. Pitcher, each of whom the board has determined to be independent under the rules of the New York Stock Exchange as explained above. The Committee met eight times during the past fiscal year. Our board has also determined that David S. Engelman, who has served as chief executive officer of a public company, is an "audit committee financial expert" under the rules of the SEC.

        The Audit Committee reviews with management and our independent auditors, as well as with our director of internal audit, matters that include our internal accounting controls and procedures, the plan and results of the audit engagement. The Committee considers the type and scope of services, both of an audit and a non-audit character, to be performed by the independent auditors and approves the respective fees related to the performance of such services. During each Audit Committee meeting, members of the Committee and representatives of the independent auditors have an opportunity for discussions outside the presence of management. The Committee also meets independently with the independent auditors, management and the internal auditor. As indicated above, the Committee has established procedures for the treatment of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for confidential and anonymous submission by our associates of concerns regarding questionable accounting, internal accounting controls or auditing matters.

  Governance and Nominating Committee—Director Nominations

        The Governance and Nominating Committee consists of Mr. Carroll, Chairman, Mr. Borghesani, Ms. Dano, Mr. Engelman and Mr. Montford, each of whom the board has determined to be independent under the rules of the New York Stock Exchange as explained above. The Committee met three times during the past fiscal year.

        The Committee considers and recommends candidates for board vacancies, actively recruits qualified candidates, reviews board performance annually, and reviews and makes recommendations regarding assignments to other Committees, the development of Committee charters and the Committee structure for the board. We have established a procedure for consideration by the Committee of nominees recommended by shareholders as described below under Requirements, Including Deadlines, for Submission of Proxy Proposals, Nomination of Directors and Other Business of Shareholders. The Committee reviews and reports to the board on matters of corporate governance. The board has adopted Corporate Governance Guidelines, and the Governance and Nominating Committee is responsible for periodically reviewing and, if necessary, recommending revisions to the guidelines.

        In making recommendations to the board regarding the size and composition of the board, the Governance and Nominating Committee is also responsible for reviewing with the board, from time to time, the appropriate skills and characteristics required of board members in the context of the current size and make-up of the board. Among the core competencies that the board will seek in director candidates at given times are accounting or finance experience, business, manufacturing or management experience, industry knowledge, or proven leadership or strategic planning skills. In assessing an individual candidate, the board will consider, among other things, the candidate's skills, experiences, perspectives, independence, personal character, judgment, gender, age and ethnic background. These factors, and any other qualifications the Committee considers useful, are reviewed in the context of an assessment of the perceived needs of the board at a particular point in time. As a result, the priorities and emphasis of the Governance and Nominating Committee and of the board may change from time to time to take into account changes in business and other trends, and the portfolio of skills and experience of current and prospective board members. Therefore, while focused on the achievement and the ability of potential candidates to make a positive contribution with respect to these factors, the Governance and Nominating Committee has not established any specific minimum criteria or qualifications that a nominee must possess.

        Consideration of new board nominee candidates typically involves a series of internal discussions, review of information concerning candidates and interviews with selected candidates. In general, candidates for nomination to the board are suggested by board members or by employees. With regard to our newest directors, both Mr. Hagan, who joined our board in September 2002, and Mr. Villanueva, who joined our board in September 2003, were initially suggested as candidates by independent directors. In fiscal year 2008, we did not employ a search firm or pay fees to other third parties in connection with seeking or evaluating board nominee candidates.

        The Governance and Nominating Committee may consider candidates proposed by shareholders. The Committee will evaluate candidates proposed by shareholders using the same criteria as for other candidates, except that the Committee may also consider, as one of the factors in its evaluation of shareholder-recommended nominees, the size and duration of the interest of the recommending shareholder or shareholder group in our stock. The Committee may also consider the extent to which the recommending shareholder intends to continue holding its interest in our stock, including, in the case of nominees recommended for election at an annual meeting of shareholders, whether the recommending shareholder intends to continue holding its interest at least through the time of the annual meeting. A shareholder seeking to recommend a prospective nominee for the Governance and Nominating Committee's consideration should submit the candidate's name and qualifications to the corporate secretary by mail to Leonard J. McGill, Secretary, Fleetwood Enterprises, Inc., 3125 Myers Street, P.O. Box 7638, Riverside, California 92513-7638. You should note, however, that if you wish to formally nominate a candidate for director rather than, or in addition to, recommending a prospective nominee for the Governance and Nominating Committee's consideration, you must follow the detailed procedures for submitting nominations that we describe below under Requirements, Including Deadlines, for Submission of Proxy Proposals, Nomination of Directors and Other Business of Shareholders.

  Executive Committee

        The Executive Committee, consisting of Dr. Lawson, Chairman, Mr. Engelman, Mr. Pitcher and Mr. Smith, did not meet during the past fiscal year. The Executive Committee has the legal power to exercise the authority of the board between the board meetings, except as limited by Delaware law.

  Strategic Planning Committee

        The Strategic Planning Committee, consisting of Mr. Villanueva, Chairman, Dr. Doti, Mr. Hagan and Mr. Smith, met two times during the past fiscal year. With management, the Committee reviews initiatives designed to achieve continued growth of the company and to enhance shareholder value. The Committee assists management in looking beyond traditional quarterly or annual perspectives and in considering our longer-term goals.

  Finance Committee

        During fiscal 2008 the board formed a Finance Committee, consisting of Mr. Pitcher, Chairman, Mr. Carroll and Mr. Hagan. The Committee officially met three times during the past fiscal year, although it also held several unofficial conference calls with senior management. The purpose of the Committee is to regularly review with management and report to the board on the various restructuring initiatives and financial strategies that we have been pursuing, particularly with regard to preparations for the possible redemption of the $100 million of convertible senior subordinated debentures in December 2008 for cash and/or stock.

Communications from Shareholders and Other Interested Parties to the Board

        The board recommends that shareholders and other parties initiate any communications with the board in writing and send them in care of the corporate secretary. Shareholders and other interested persons can send communications by mail to Leonard J. McGill, Secretary, Fleetwood Enterprises, Inc., 3125 Myers Street, P.O. Box 7638, Riverside, California 92513-7638. This centralized process assists the board in reviewing and responding to communications in an appropriate manner. If you desire to communicate with a particular director, please note his or her name in the communication. The board has instructed the corporate secretary to forward such correspondence only to the intended recipients. The board has also instructed the corporate secretary, however, to review the correspondence before forwarding it and, in his discretion, not to forward items if he deems them to be of a commercial or frivolous nature or otherwise inappropriate for the board's consideration. In those cases, he may forward some of that correspondence elsewhere in the company for review and possible response.

 Director and Officer Stock Ownership

        The following table provides information regarding the beneficial ownership of our common stock as of July 23, 2008, by each director, our president and chief executive officer, our chief financial officer and each of the other three highest paid executive officers as of the end of the 2008 fiscal year (our "named executive officers") and all directors and executive officers as a group. Ownership includes shares held by certain family members, trusts, wholly owned corporations and private foundations, if applicable.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
Paul D. Borghesani	44,007	*
Loren K. Carroll	47,007	*
Margaret S. Dano	41,819	*
Dr. James L. Doti	57,819	*
David S. Engelman	54,573	*
Paul C. Eskritt	67,266	*
J. Michael Hagan	43,319	*
Dr. Douglas M. Lawson	39,619	*
Charles E. Lott	124,335	*
Leonard J. McGill	74,200	*
John T. Montford	47,320	*
Thomas B. Pitcher	56,919	*
Boyd R. Plowman	526,568	*
Elden L. Smith	625,735	*
Daniel D. Villanueva	46,819	*
19 Directors and Executive Officers as a Group	2,233,812	2.9%

*
Less than 1%.

(1)
In accordance with SEC rules, this column also includes shares that may be acquired by exercising stock options that are or will become exercisable within 60 days. The persons who have those options and the number of shares that may be so obtained are as follows: Mr. Borghesani, 35,288; Mr. Carroll, 39,288; Ms. Dano, 33,600; Dr. Doti 41,600; Mr. Engelman, 39,288; Mr. Eskritt, 43,266; Mr. Hagan, 25,600; Dr. Lawson, 31,400; Mr. Lott, 124,335; Mr. McGill, 74,200; Mr. Montford, 34,487; Mr. Pitcher, 41,600; Mr. Plowman, 476,468; Mr. Smith, 425,735; Mr. Villanueva, 21,600; and 19 directors and executive officers as a group, 1,771,242.

(2)
Percentage voting power is based upon 76,256,522 shares of our common stock outstanding as of July 23, 2008. Unless otherwise indicated in the footnotes to this table, and subject to community property laws where applicable, to our knowledge, each of the shareholders named in this table has sole voting and investment power with respect to the shares shown as beneficially owned by that shareholder.

Section 16(a) Beneficial Ownership Reporting Compliance

        Under Section 16(a) of the Securities Exchange Act of 1934, our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, are required to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange. Executive officers, directors and greater than 10 percent shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to us, we believe that during fiscal year 2008, our executive officers, directors and greater than 10 percent beneficial owners timely filed all such Section 16(a) reports.

Stock Ownership of 5% Beneficial Owners

        The following table provides the most recently available information concerning the only shareholders that we believe have beneficial ownership, by virtue of actual or attributed voting rights or investment powers, of more than 5% of our outstanding common stock, as of July 23, 2008.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(1)
Wells Fargo & Company 420 Montgomery Street San Francisco, CA 94104	9,446,565	(2)	12.4%
First Pacific Advisors, LLC 11400 West Olympic Boulevard Suite 1200 Los Angeles, CA 90064	8,392,226	(3)	11.0%
SLS Management, LLC 140 West 57th Street Suite 7B New York, NY 10019	7,588,590	(4)	10.0%
FMR LLC 82 Devonshire Street Boston, MA 02109	6,446,495	(5)	8.5%
M.A.M. Investments Ltd. Orion House 5 Upper St. Martin's Lane London, WC2H 9EA, United Kingdom	6,436,800	(6)	8.4%
Robert E. Robotti c/o Robotti & Company, Incorporated 52 Vanderbilt Avenue, 4th Floor New York, NY 10017	5,135,215	(7)	6.7%
Sleep, Zakaria & Co. (UK) Ltd. 1A Burnsall Street London, SW3 3SR, United Kingdom	3,955,688	(8)	5.2%

(1)
Percentage voting power is based upon 76,256,522 shares of our common stock outstanding as of July 23, 2008.

(2)
This information is based upon an amended Schedule 13G filed jointly with Wells Capital Management Incorporated and Wells Fargo Funds Management, LLC, with the SEC on January 23, 2008. Wells Fargo & Company reported that it possessed sole voting power and dispositive power with respect to 9,345,795 and 9,443,065 of the shares, respectively. Wells Capital Management Incorporated reported that it possessed sole voting power with respect to 1,864,180 of the shares and sole dispositive power with respect to 9,263,577 of the shares. Wells Fargo Funds Management, LLC reported that it possessed sole voting power with respect to 7,440,202 of the shares and sole dispositive power with respect to 163,875 of the shares.

(3)
This information is based upon an amended Schedule 13G filed jointly with FPA Capital Fund, Inc., Robert L. Rodriguez, and J. Richard Atwood with the SEC on February 12, 2008. Each of First Pacific Advisors, LLC, Robert L. Rodriguez, and J. Richard Atwood reported that it or he possessed shared voting power with respect to 2,496,026 of the shares and shared dispositive power with respect to all of the shares. FPA Capital Fund, Inc. reported that it possessed sole voting power with respect to 4,627,600 of the shares and shared dispositive power with respect to 4,627,600 of the shares.

(4)
This information is based upon an amended Schedule 13D and a Schedule 13G filed jointly with Scott Swid with the SEC on May 8, 2008. Each of the filers reported that each possessed sole voting and dispositive power with respect to 4,569,136 of the shares and shared voting and dispositive power with respect to 3,019,454 of the shares.

(5)
This information is based upon an amended Schedule 13G filed jointly with Edward C. Johnson, III with the SEC on February 14, 2008. Each of the filers reported that each possessed sole dispositive power with respect to all of the shares and that the Boards of Trustees of the funds managed by Fidelity Management & Research Company, a wholly-owned subsidiary of FMR LLC, possessed sole voting power with respect to all of the shares.

(6)
This information is based upon an amended Schedule 13G filed jointly with Marathon Asset Management LLP, Marathon Asset Management Services, Ltd., William James Arah, Jeremy John Hosking and Neil Mark Ostrer with the SEC on February 19, 2008. Each of the filers reported that each possessed shared voting power with respect to 4,479,400 of the shares and shared dispositive power with respect to 6,436,800 of the shares.

(7)
This information is based upon an amended Schedule 13D filed jointly with Robotti & Company, Incorporated, Robotti & Company, LLC, Robotti & Company Advisors, LLC, Kenneth R. Wasiak, Ravenswood Management Company, L.L.C., The Ravenswood Investment, L.P., and Ravenswood Investments III, L.P. with the SEC on June 27, 2008. Mr. Robotti reported that he possessed shared voting and dispositive power with respect to all of the shares. Robotti & Company, Incorporated reported that it possessed shared voting and dispositive power with respect to 2,699,240 of the shares. Robotti & Company, LLC reported that it possessed shared voting and dispositive power with respect to 51,390 of the shares. Robotti & Company Advisors, LLC reported that it possessed shared voting and dispositive power with respect to 2,647,850 of the shares. Kenneth R. Wasiak reported that he possessed shared voting and dispositive power with respect to 2,435,975 of the shares. Ravenswood Management Company, L.L.C. reported that it possessed shared voting and dispositive power with respect to 2,435,975 of the shares. The Ravenswood Investment Company, L.P. reported that it possessed shared voting and dispositive power with respect to 1,705,879 of the shares. Ravenswood Investments III, L.P. reported that it possessed shared voting and dispositive power with respect to 730,096 of the shares.

(8)
This information is based upon an amended Schedule 13G jointly filed with The Nomad Investment Partnership L.P., Sleep, Zakaria & Co. (Cayman) Ltd., Qais Zakaria and Nicholas Sleep with the SEC on February 8, 2008. Each of the filers reported that each possessed shared voting and dispositive power with respect to 3,955,688 of the shares.

Transactions with Related Persons

        During fiscal year 2008, there were no transactions involving us and a related person, including our officers and directors, that would be required to be disclosed under applicable SEC rules. No director or nominee for director, no executive officer, and no associate of the company has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the annual meeting, other than the elections of the director nominees to office.

        Our board has adopted a written policy regarding any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships with related persons, which is defined as an interested transaction. The policy generally requires that the Governance and Nominating Committee review and approve all interested transactions in advance, or ratify them later if advance approval is not feasible. Under the policy, the chairman of the Governance and Nominating Committee has the authority to pre-approve or ratify, as applicable, any interested transaction in which the aggregate amount involved is expected to be less than $1 million. The policy applies to any interested transaction involving an aggregate amount in excess of $100,000 in any calendar year between us or our affiliates, on the one hand, and our directors, officers (or officers of affiliates) or shareholders holding in excess of 5% of our common stock, or members of their immediate family, on the other hand.

        The Governance and Nominating Committee has determined that certain types of interested transactions should be deemed to be pre-approved by the Committee. For example, the policy provides standing pre-approvals for the following transactions:

  •
  compensatory arrangements for service as an officer or director of the company, to the extent such compensation is required to be reported under Item 402 of SEC Regulation S-K; and

  •
  any transaction with another company at which the only relationship of a related person (as defined in the policy) is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company's shares, if the aggregate amount involved does not exceed the greater of $1 million or 2% of that company's total annual revenues.

COMPENSATION DISCUSSION AND ANALYSIS

        The following Compensation Discussion and Analysis describes the material elements of our executive compensation program. Throughout the discussion we refer to our named executive officers. The following individuals are our named executive officers for fiscal year 2008:

  •
  Elden L. Smith, President and Chief Executive Officer;

  •
  Boyd R. Plowman, Executive Vice President and Chief Financial Officer;

  •
  Paul C. Eskritt, President, Fleetwood Recreational Vehicle Group;

  •
  Charles E. Lott, President, Fleetwood Housing Group; and

  •
  Leonard J. McGill, Senior Vice President, General Counsel and Secretary.

Overview

        Our compensation philosophy seeks to provide a competitive executive compensation program that is designed to achieve the following objectives:

  •
  attract, retain and motivate high caliber talent; and

  •
  align the interests of management with those of our shareholders by placing a substantial portion of compensation at risk based upon the performance of the company and its business units.

        To achieve these objectives, we have designed our executive compensation programs around the following principles:

  •
  We offer a competitive base salary as well as a competitive total compensation opportunity.

  •
  We award short-term cash incentives based on the achievement of business goals, with 90% of these short-term bonus opportunities payable quarterly based on the financial performance of the business unit that the executive manages, and 10% based on the achievement of annual individual objectives or goals.

  •
  We align long-term incentive opportunities with the creation of shareholder value by providing:
  •
  performance-based restricted stock awards that depend on the achievement of financial measures of the company as a whole or the business unit that the executive manages, and

  •
  stock option grants, the ultimate value of which depends on the growth of the stock price.

  •
  We avoid most of the perquisites often provided to executives, and as such we do not provide company cars or airplanes, an executive dining room, paid country club memberships, matching charitable contributions or paid financial counseling.

  •
  Executive officers participate in our employee benefit plans on the same terms as other employees, including medical and dental insurance, disability coverage, life insurance and the 401(k) plan, with the exception of a Deferred Compensation Alternative plan that supplements the 401(k) plan for executives, as described below.

  •
  We integrate the elements of the compensation package into a competitive performance-based reward program that we believe attracts, retains and motivates key executives critical to achieving our business objectives.

        We recognize that the company remains in a turnaround mode due to the economic environment affecting both the manufactured housing and recreational vehicle industries, and not due to the management shortcomings of individual officers. Accordingly, although we cannot expect all of our divisions to be profitable over the course of fiscal year 2009, we must provide adequately attractive incentive compensation programs to motivate our executives to take the tactical and strategic steps we believe are necessary in their particular divisions or areas of influence to build shareholder value and restore consistent profitability in the future.

Roles of Compensation Committee and CEO in Setting Compensation

        The Compensation Committee of our board of directors (the "Committee" or the "Compensation Committee") administers our executive compensation programs. The Committee is specifically responsible for the design, development and implementation of the compensation program for the CEO. The Committee specifically evaluates the performance of the CEO and determines CEO compensation in light of the goals and objectives of the compensation program. The Committee reviews the performance of the company and carefully evaluates the CEO's performance during the year based on established goals, leadership qualities, operational performance, business responsibilities, career with the company, access to other career opportunities, current compensation arrangements and long-term potential to enhance shareholder value.

        As described in its charter, the Compensation Committee reviews compensation for Mr. Smith each year. Accordingly, in fiscal year 2008, the committee reviewed the appropriateness of Mr. Smith's total compensation arrangements. Under the direction of Michael B. Shearin, Senior Vice President of Human Resources and Administration, a pay analysis was conducted by our Human Resources department to ensure Mr. Smith was paid competitively. This internally generated analysis included a comparison of Mr. Smith's pay in relation to other CEOs within our peer group. The peer group we use is described under "Total Cash Compensation—Talent Market and Executive Pay Benchmarking" at page 21 below. Additionally, we compared Mr. Smith's pay to the pay of CEOs of companies that we determined are similar in size and structure to Fleetwood but which operate in different industries. Mr. Shearin presented the analysis to the Compensation Committee, with a recommendation not to make any changes to Mr. Smith's compensation for fiscal year 2008. After discussion and deliberation, the Compensation Committee accepted this recommendation.

        At no time during the review process was an outside compensation consultant involved to set or recommend the level of Mr. Smith's pay, nor did Mr. Smith make any recommendation on the internal analysis. With respect to the individual component of his short-term bonus compensation, however, at the end of the fiscal year Mr. Smith documented his accomplishments during the year in a letter addressed to the Chairman of the Board. This letter was then shared with the Compensation Committee as part of their deliberations in establishing the payout on Mr. Smith's individual bonus. The individual component of the short-term incentive bonus is described under "Total Cash Compensation—Short-Term Incentives" at page 22 below.

        The board of directors, as part of a detailed delegation of authority, has delegated to our CEO the authority to set compensation levels for the other named executive officers. His determinations are regularly reported to the Compensation Committee, which always has the ability to make recommendations to the CEO or to the board itself as to non-CEO compensation. In determining the compensation of the other named executives, the CEO uses the same goals, objectives and standards that the Compensation Committee uses in setting the CEO's own compensation. The other named executive officers do not play a role in their own compensation determination, other than discussing individual performance objectives with the CEO.

        The Committee is responsible for reporting to the board and administering all other elements of executive compensation, including short-term bonus award and long-term performance award programs, including restricted stock units and stock option awards.

Role of Compensation Consultants

        The charter of the Compensation Committee states that: "The Compensation Committee shall have the sole authority at the expense of the company to retain and terminate any compensation consultant used to assist the company, the Board or the Committee in the evaluation of the CEO or other executive officer compensation and shall have sole authority to approve such consultant's fees and other retention terms." The Committee did not engage an outside compensation consultant in fiscal year 2008 except to the following limited extent.

        Management, after notifying the chairman of the Compensation Committee, commissioned Watson Wyatt Worldwide, a global consulting firm specializing in compensation, benefits and other human resource issues, to design a new equity compensation plan, which was approved by shareholders at the 2007 annual meeting. The new plan provides us with the flexibility to issue a full range of equity-based awards, including stock options, restricted stock and restricted stock units. Watson Wyatt designed the structure of the plan, including recommending which types of compensation it should cover, and worked with us and with Institutional Shareholder Services, an independent proxy advisory firm, to help us determine how many shares should be covered by the Plan. Watson Wyatt also assisted in drafting the plan document and advised us as to the kinds of equity-based compensation that other comparable companies are currently issuing. They also assisted in drafting the compensation discussion and analysis section that appeared in last year's proxy statement. However, they made no recommendation to the Compensation Committee related to the equity vehicles to be used in fiscal year 2008 and played no role in setting our officer compensation levels for fiscal year 2008. We have not used the services of any other compensation consultant in matters affecting senior executive or director compensation. The Committee specifically discussed whether it feels it necessary to retain its own consultants and has determined at the present time that it will rely on the work of Watson Wyatt.

Compensation Elements

  Factors We Consider

        We intend for the cash components of salary and incentive bonuses to be competitive with salaries paid to officers in similar positions in comparable companies. The total compensation actually paid to an executive may vary significantly based on our success in any given year and the CEO's or the Committee's assessment of the individual's contribution to that success. In addition to market data regarding the compensation offered by companies in our competitive market for comparable positions (as described later under Total Cash Compensation—Talent Market and Executive Pay Benchmarking), we consider a number of specific factors in determining the compensation of each named executive officer, including the executive's performance in:

  •
  helping us achieve predetermined goals for our key financial measurements, such as operating income, earnings per share and return on invested capital;

  •
  helping us achieve our key strategic objectives, such as dispositions of non-core assets, executing strategic acquisitions, exploring joint ventures or growing new business;

  •
  promoting commercial excellence by launching new or continuously improving products or services, managing a market-leading segment of our business and attracting and retaining customers;

  •
  achieving specific operational goals for the company or for the particular business he leads, including improved productivity, simplification, labor efficiencies, plant capacity utilization and risk management; and

  •
  supporting our values by promoting a culture of unyielding integrity through compliance with law and our ethics policies, as well as our strong commitment to exemplary corporate governance.

        We generally do not adhere to rigid formulas or necessarily react to short-term changes in business performance in determining the amount and mix of compensation elements for our executives, although changes in business performance do affect how much we pay out in incentive-based bonuses. We also use formulas to determine short-term bonus targets and payments, as well as awards under the long-term incentive program.

        In short, our goal is to motivate executives and key managers to take steps that are necessary to improve our performance by setting targets that are difficult to reach, while recognizing that some level of payouts may have to be made when the company as a whole, or particular divisions of the company, are not profitable. Adequately attractive incentives are necessary to our ongoing need to attract or retain executives and key managers as we continue to operate in a turnaround mode in challenging industry conditions and market environments.

  Determining Mix Among Base, Short-Term Bonuses and Long-Term Incentives

        For the named executives, we refer to the combination of base salary and short-term awards as Total Cash Compensation (or TCC) and to the combination of Total Cash Compensation and long-term incentive compensation as Total Direct Compensation. Of the short-term awards, 10% is paid annually based on personal performance and 90% is paid quarterly based on the pre-bonus operating income of the company or, in the case of Mr. Lott and Mr. Eskritt, based on the operating income of the business units that they manage. The following represents the mix among base salary, short-term awards and long-term incentive compensation, which includes modifications made during fiscal year 2008.

Officer	Base Pay as a percentage of Total Cash Compensation	Short-term Awards as a percentage of Total Cash Compensation	Total Cash Compensation as a percentage of Total Direct Compensation	Long-term Incentive Compensation as a percentage of Total Direct Compensation
Elden L. Smith	45%	55%	46%	54%
Boyd R. Plowman	60%	40%	52%	48%
Paul C. Eskritt*	60%	40%	65%	35%
Charles E. Lott	60%	40%	65%	35%
Leonard J. McGill*	67%	33%	66%	34%

*
Represents the pro rata targets based on mid-year compensation adjustments, which are described under "Compensation for the Named Executive Officers in Fiscal Year 2008—CFO and Other Executive Officers' Compensation" on page 30 below.

        The information in the above table is also presented below in the form of a graph, for ease of reference.

        We strive to achieve an appropriate mix between cash payments and equity incentive awards to meet our overall compensation objectives. We design our mix of compensation elements to reward recent results and motivate long-term performance through a combination of cash and equity incentive awards. We also seek to balance compensation elements that we base on financial, operational and strategic goals in our current turnaround economic environment with others that we base on the operating income or bottom line performance of the company. We believe the most important indicator of whether we are meeting our compensation objectives is our ability to motivate our named executives to deliver superior performance in the face of challenging market environments, and to retain them to continue their careers with us—all on a cost-effective basis that recognizes the business performance of the company in recent years and the need to control corporate overhead.

        As a general matter, our intent in setting these percentages was to have approximately half of potential Total Direct Compensation in the form of equity-based incentives, and approximately half of the remaining cash-based incentives in the form of incentive bonuses that would be substantially at risk based on operating performance. More specifically, however, we felt that more than half of Mr. Smith's total direct compensation should be in the form of longer-term and equity-based compensation in order to motivate Mr. Smith to pursue longer-term goals that would align his interests with those of shareholders. Similarly, more than half of his cash compensation is intended to be at risk based on the performance of the company under his direction. As legal counsel, Mr. McGill's cash compensation is less heavily weighted toward operating performance than that of the other named executive officers, reflecting in part that he has less opportunity to directly influence financial results and also due to his primary focus on corporate compliance, prudent risk management and strict adherence to good governance practices.

Total Cash Compensation

  Talent Market and Executive Pay Benchmarking

        Our Total Cash Compensation, which we refer to as TCC, represents base salary plus short-term incentive bonuses. In determining base salaries and salary ranges, we consider competitive market data provided in national compensation surveys that include those conducted by nationally recognized compensation consulting firms. We also consider individual job responsibilities. Base salary is intended to reward the competencies, skills, and experience of our named executives. Generally, we target our Total Cash Compensation for our named executives at the 75th percentile of the range offered by companies in our competitive market for comparable positions in order to attract and retain outstanding executive talent. We believe targeting the 75th percentile for our named executives is appropriate for the following reasons:

  •
  execution of Fleetwood's business strategy entails substantial risk and executives should be rewarded with above market pay if they can deliver upon the strategy;

  •
  recruiting executives to a company which has sustained successive years of operating losses necessitates premiums to attract qualified talent; and

  •
  the demands of our business situation require premiums to retain superior executive talent.

        Our business situation is defined to a large degree by the following broad set of market issues. In the last two years, the recreational vehicle market has weakened in response to lower consumer confidence, volatile fuel prices, and higher interest rates. During fiscal year 2008 record fuel prices began to seriously exacerbate the intermediate-term challenges for that market. The manufactured housing market has been in a prolonged slump that was initiated by undisciplined lending practices within the industry in the late 1990s, followed in recent years by tough competition from liberal financing of site-built homes. Additionally, the long-term effects from the fallout in the subprime mortgage sector remain unclear at this time but depressed prices and an increased number of foreclosures of site-built homes could reduce demand for our products. These ongoing weaknesses in both our principal industries therefore create unique challenges for our executives in managing our businesses and returning the company to profitability.

        We identified a compensation peer group of the following nine companies that are our primary publicly-traded competitors in each of the two industries in which we principally operate: Cavalier Homes, Inc.; Champion Enterprises, Inc.; Coachmen Industries, Inc.; Monaco Coach Corporation; National RV Holdings, Inc. (which in November 2007 filed a voluntary petition for reorganization under Chapter 11 of the Bankruptcy Code); Palm Harbor Homes, Inc.; Skyline Corporation; Thor Industries, Inc.; and Winnebago Industries, Inc. For competitive pay level analysis, however, we also refer to general industry surveys of executive pay rather than relying exclusively our publicly traded industry competitors because executive pay levels are typically correlated with company size, and all but one of the industry competitors continue to be much smaller than our revenue of almost $1.7 billion. We review compensation data gathered from external surveys, and review the proxy data of our peer group as a reference point only to ensure that our total compensation program for our executives remains competitive. The survey data is a compilation of compensation and other data on the peer group as well as other companies that participate in general industry surveys.

        The Committee and the CEO review TCC levels annually. The CEO makes increases in executive compensation, if any, based on the overall goal of targeting TCC for our named executives at the 75th percentile of the range offered by companies in our competitive market for comparable positions, as described above, but also considering our operating plan and budget for the year, the individual factors described above under "Compensation Elements—Factors We Consider," internal pay equity and market competitiveness. For fiscal year 2008, following this analysis, Mr. Eskritt received a 5.4% increase to his TCC and Mr. McGill received a 7.8% increase in TCC, but in Mr. McGill's case his percentage of TCC constituting base salary versus bonus was changed from 70% base salary and 30% short term incentive bonus to 65% base salary and 35% short term incentive bonus. These changes were made primarily to ensure competitiveness based on general industry market data. No other increases were made to the named executive officers' compensation.

  Short-Term Incentives

        Through this program, we seek to align a large proportion of our named executives' compensation with the operating results of the company and our key profit groups. We have two types of short-term awards—profit bonuses, which are 90% of the total short-term awards; and individual bonuses, which comprise the remaining 10%. Profit bonuses are based on achieving financial goals of the company or the business unit that the executive manages. We pay profit bonuses quarterly to our named executives, if the executive earns them, for the following reasons:

  •
  quarterly bonus opportunities regularly focus our named executives on meeting short term operational goals;

  •
  our industries are extremely volatile, and quarterly bonus payments encourage our named executives to react quickly to constantly changing market conditions;

  •
  because the compensation of our named executives is highly leveraged in favor of performance-based payments rather than guaranteed payments, quarterly incentive payments is a necessary motivational tool in light of the amount of pay at risk.

        We believe that our named executive officers should have a significant portion of their pay at risk depending on the performance of the company or the business unit that the executive manages, as indicated in the tables in the previous section. We determine targets for the variable pay component based on "pre-bonus operating income" generated by us or by designated profit groups within the company. Pre-bonus operating income is generally defined as operating income excluding the bonus payments, interest income, interest expense, taxes and certain other non-recurring items. We design short-term performance awards to qualify for the "performance-based compensation" exception of Section 162(m) of the Internal Revenue Code so that we can deduct them for federal income tax purposes.

        The goals are calibrated to strike an appropriate balance between being achievable, although requiring considerable effort and being high enough to result in significant improved performance over our prior year's performance. We believe the goals require sustained performance and results from senior management. To arrive at the goals, we first develop our detailed operating or business plans for the coming year, and then establish levels of pre-bonus operating income at which the targeted amount of short-term profit bonus will be paid. This means that for the executive to achieve 100% of his targeted profit-based bonus, the company or the relevant business unit must achieve 100% of its targeted pre-bonus operating income. We pay out a lesser bonus if pre-bonus operating income is less than targeted, but at a certain point (often but not invariably when operating losses are incurred) no bonus is earned. Although there is no upper limit because we do not want to create a disincentive for exemplary accomplishments, incremental bonuses are generally lower beyond targeted goals. We pay bonuses quarterly based on cumulative year-to-date results so that if a unit loses money in a previous quarter, the shortfall has to be made up before a bonus can be earned in a subsequent quarter.

        However, with the short term incentive plan which was in place during fiscal year 2008, it was possible for executives to generate profit bonuses in the early part of the fiscal year which could not be recouped despite losses in the later part of the year. Thus, the executives could receive larger bonuses when paid on this quarterly system than a comparable system would generate if paid based on the performance over the full year. Because our managers' compensation is so highly leveraged, insofar as a large percentage of their Total Cash Compensation is dependent on short-term incentive bonuses, we believe it is necessary to pay bonuses during the year on a quarterly basis instead of paying the profit bonus component only once on an annual basis. However, for fiscal year 2009, we sought to address the problem we can face in paying larger bonuses in the early quarters of our fiscal year which we are not able to recoup to account for losses in later quarters. Thus for fiscal year 2009, we have limited each of our quarterly payouts to 100% of target. At the end of the fiscal year, we will calculate the bonus that would be paid on a annual basis and pay our managers any amount over the 100% limit after the year end once it is determined that the full year performance exceeded our target amount. Again, there will be no upper limit to the short term bonus we will pay our managers who participate in the short-term incentive bonus program.

        For fiscal year 2008, despite the challenging business climate which we described above for both of our businesses, we required executives to drive a meaningful improvement over the prior year's financial performance before we would begin to pay short-term incentives. As described above, the specific goals and payouts were determined based on our confidential business plans, and because they are based on our internal projections of operating income for the various divisions and for the company on a consolidated basis, they are confidential and their disclosure would cause us competitive harm. Aggressive targets were again set for fiscal year 2008, however, and as a result the actual profit bonus payouts for the named executives overall were less than 50% of the target amount of short-term incentive bonus which makes up their TCC. For Messrs. Smith, Plowman, Lott and McGill, a goal was established that the company must reach profitability before any profit bonus payout occurs, and a meaningful level of profitability is required before 100% of the targeted bonus can be attained for any of the named executive officers. For Mr. Eskritt, however, certain levels of profit bonus payouts could be earned, below 100% of the target amount, even if the recreational vehicle group as a whole is not in fact profitable, due to the impact on the overall profitability of that group of an ongoing turnaround effort in the travel trailer division. Individual bonuses are based on the executive's individual performance.

        We determine the CEO's individual component payout, if any, based on his accomplishments for the fiscal year and his achievement of pre-determined goals and objectives. As for the other named executives, we limit the aggregate amount payable to them to the aggregate sum of their annual individual components, which the CEO divides among the executives in his discretion based on his assessment of their performance relative to their pre-established goals and their overall contribution to our performance and to our strategic goals.

        We show the salaries and the bonuses actually paid to the named executives in fiscal year 2008 in the Summary Compensation Table on page 32. The following table compares target and actual amounts of Total Cash Compensation, comprised of base salaries and the two types of short-term awards, paid to our named executive officers during fiscal year 2008.

	Target				Actual (earned in FY08)
Officer	Base Salary	Profit Bonus	Individual Bonus	Total Cash Compensation	Base Salary	Profit Bonus	Individual Bonus	Total Cash Compensation	% of Targeted TCC	% of Profit Bonus
Elden L. Smith	$873,000	$960,300	$106,700	$1,940,000	$873,000	$420,611	$106,700	$1,400,311	72%	44%
Boyd R. Plowman	$520,700	$312,400	$34,700	$867,800	$520,700	$136,831	$34,700	$692,231	80%	44%
Paul C. Eskritt*	$453,857	$272,314	$30,257	$756,429	$454,000	$40,818	$30,257	$525,075	69%	15%
Charles E. Lott	$441,000	$264,600	$29,400	$735,000	$441,000	$172,188	$29,400	$642,588	87%	65%
Leonard J. McGill*	$388,700	$170,614	$18,957	$578,271	$388,717	$67,132	$18,957	$474,805	82%	39%

*
Represents pro rata targets for Mr. Eskritt and Mr. McGill reflecting a pay change on 10/16/07

Long-Term Incentives

        Our long-term incentive compensation program is designed to align the interests of the executives with our shareholders, recognize scope of responsibilities, reward demonstrated performance and leadership, motivate future performance and retain the executives at least through the term of the awards. In fiscal year 2008, the long-term incentive program was composed of stock option awards and grants of performance-based restricted stock units under a Long-Term Performance Plan. We design long-term incentive awards to qualify for the "performance-based compensation" exception of Section 162(m) of the Internal Revenue Code so that we can deduct them for federal income tax purposes.

  Stock options

        Half of the amount designated for long-term incentives as part of each executive's Total Direct Compensation has been paid in the form of stock options. See the Grants of Plan-Based Awards in fiscal year 2008 table on page 34. Generally, we award stock options only to those key officers and managers who have the greatest opportunity to influence our strategic direction. For all employees, we calculate the value of stock options granted using a Black-Scholes-based method. The charter for the Compensation Committee states that in determining the long-term incentive component of the CEO's compensation the Committee may consider, among other factors, the awards given to the CEO in past years. In practice, however, we have not considered existing stock ownership levels in making awards to executives because we do not want to discourage executives from holding significant amounts of our stock.

        We granted stock options to each of the named executives in fiscal year 2008. These stock options become exercisable in three equal annual installments beginning one year after the grant date and have a maximum 10-year term. We believe that this vesting schedule aids us in retaining executives and motivating longer-term performance. We began to expense stock options under Statement of Financial Accounting Standards No. 123, as revised (SFAS 123R) beginning in fiscal year 2007. When determining whether to grant stock options, our goal is to weigh the cost of these grants with their potential benefit as a compensation tool.

        The exercise price of each stock option awarded to our senior executives under our Long Term Incentive Plan is no less than the closing price of our stock on the date of grant. Due to this practice, the option grant will have value to the individual only if he or she continues in our service during the vesting period and, then, only if the market price of the underlying shares of common stock appreciates over the option term. We do not reprice stock options, and our equity incentive plan prohibits repricing of stock options without shareholder approval. The date of grant is the date of the March and September Compensation Committee meetings, during which the Committee determines equity awards for all executive officers. Most committee meetings are generally scheduled at least a year in advance, and fall on the Monday before the second Tuesday in March, June, September and December, without regard to our anticipated earnings or other major announcements. The Committee typically approves new hire grants at its next regularly scheduled meeting following the executive's first date of employment and sets the exercise price of the options no less than the closing price of our stock on the date of that meeting. The options granted to our executives typically vest in equal annual installments over a three-year period. Generally, the vesting period ends when employment ends, and the executive has 90 days following the end of employment during which to exercise any vested stock options, subject to acceleration in the event of retirement, change-in-control, termination without cause and death.

  Long-Term Performance Plan

        In addition to stock option grants, we provide long-term incentive compensation to our named executives and other senior executives through a Long-Term Performance Plan, or LTPP, which is designed to reflect the philosophy that:

  •
  key executives who are charged with the responsibility for establishing and executing our business strategy should have incentive compensation opportunities that are aligned with the creation of shareholder value;

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  stock ownership is an important component for ensuring that executives' interests are aligned with shareholders' interests; and

  •
  incentive compensation opportunities should have significant upside potential with commensurate downside risk.

        Starting in fiscal year 2007, we began to use performance-based restricted stock units (RSUs). RSUs are similar to restricted stock awards, except that the shares of stock are not issued unless performance criteria are met and the subsequent vesting period lapses. Unlike stock options, RSUs offer our executives the opportunity to receive shares of our stock on the date the restriction lapses. Additionally, this program encourages our named executives to own shares of our stock because they receive full value shares if the performance and vesting criteria are met. This program helps to align our named executives with shareholders by making them shareholders as well.

        Each RSU award is coupled with an award of cash equal to the value of the RSUs awarded based on the closing price of our stock on the date of grant. The cash award is issued at the same time as the RSUs vest and become shares of common stock. The cash award gives the executive the resources to pay income taxes on the RSUs, which are due at the time the RSUs vest. Accordingly, half of the amount designated for long-term incentives as part of each executive's Total Direct Compensation, as described in Grants of Plan-Based Awards table on page 34, was awarded in fiscal year 2008 in this combination of one-half cash and one-half RSUs, but subject to performance and vesting restrictions.

        In fiscal year 2008, we used earnings per share as the primary measure for senior executives and associates employed at headquarters, including Mr. Smith, Mr. Plowman and Mr. McGill, and a combination of earnings per share and/or return on invested capital for associates at operating units, including Mr. Lott and Mr. Eskritt. Similar to our philosophy in setting the goals for the short-term incentive bonus plan, significant improvement from fiscal year 2007 was required in order to achieve the minimum threshold under the long-term plan, and substantial profitability was required to reach a payout of 100% of an executive's target under the plan. We did not meet our target for a 100% payout; but we did, however, record a significant improvement in our financial results in fiscal year 2008. Thus, it is a measure of the aggressiveness of our long-term targets that the substantial improvement we recorded in fiscal 2008 over fiscal 2007 resulted in a modest payout of approximately 44% of his target for Mr. Lott, 33% of their targets for Messrs. Smith, Plowman and McGill, and 8% of his target for Mr. Eskritt. It is a further measure of the aggressive LTPP targets that these payouts were the first LTPP payouts in seven years. The specific key financial measures that establish the thresholds for payouts under this plan are based on our confidential business plans, and because they are based upon our internal projections for the various divisions and for the company on a consolidated basis, they are confidential, and their disclosure would cause us competitive harm.

        We designed the LTPP to allow the Committee to exercise considerable discretion and flexibility in awarding long-term incentive compensation, especially in light of changing tax, legislative and regulatory considerations, but with a goal of motivating participants using performance-related incentives linked to longer-range performance goals, which we believe is in the interest of our shareholders. Given the current volatility in our different industries, however, management and the Committee agreed in designing the current LTPP awards program that it is not feasible to set performance targets over a period of greater than one year because visibility into market conditions more than a year in advance is limited. Therefore, for fiscal year 2008, we granted to eligible participants performance-based RSUs and cash awards with a one-year performance period, but followed by a three-year time-vested combination of restricted stock and cash. We designed this to encourage longer-term planning.

        We believe LTPP awards provide a strong incentive for our executives to achieve specified financial performance goals that are linked to our business strategy. We believe LTPP awards help us retain our executives because the executive forfeits the award if he terminates his employment voluntarily before the end of the performance period. We set goals at levels that reflect our internal, confidential business plan when we establish the awards, and we consider the goals to be challenging but achievable. Because the goals are based upon our internal projections of earnings per share for the company and returns on invested capital for the operating groups, they are confidential and their disclosure would cause us competitive harm. Our belief that these goals are not easily achievable is supported by the fact that no named executive officer received a payout of an LTPP award in any of the past seven consecutive years, until fiscal year 2008. The amounts of potential payouts, assuming all measurements were met at either threshold, target or maximum levels over the period, are indicated in the Grants of Plan-Based Awards table on page 34.

        We grant LTPP awards to our executive officers at the first Committee meeting following the beginning of the fiscal year, and the value of those awards is based on our closing stock price on the date of the Committee meeting at which the awards are granted.

Other Elements

  Deferred Compensation

        We no longer offer a deferred compensation program. Through 2004, however, we offered a periodic deferred salary plan that provided for the payment of interest at the prime rate. This plan was available to most managers in the company who were compensated in excess of specified levels. We intended to promote retention by providing a long-term savings opportunity on a tax-efficient basis. The plan was frozen, effective December 31, 2004, due to changes in the tax law. Currently, Mr. Smith is the only named executive officer who participates in the deferred salary plan. The amounts deferred under this plan are informally funded with the company-owned life insurance (COLI) policies that are held in a Rabbi Trust. The assets of the trust are not generally available to us or our creditors, except to pay benefits or in the event of our insolvency. In insolvency, participants in the plan become unsecured creditors of the company, receive no preferential standing and are subject to the same risks as any of our other general creditors.

  Retirement Plans

        We do not have defined benefit pension plans for our named executives. We do offer a 401(k) plan and a corresponding Deferred Compensation Alternative plan, which is available to certain highly compensated individuals including the named executive officers. The 401(k) plan is structured as a safe-harbor-match plan under the IRS regulations, allowing employees at all compensation levels to participate on a pre-tax basis, up to the IRS limitations. The Deferred Compensation Alternative plan serves as a supplemental retirement vehicle for after-tax contributions beyond the IRS limits. We balance the effectiveness of these plans as a compensation and retention tool with our cost of providing them. Previously, we sponsored two other non-qualified plans for managers to accrue retirement benefits subject to statutory limitations. These plans were frozen effective on December 31, 2004, along with the deferred compensation plan previously referenced, and were informally funded and secured, with participants being subject to the same risks of participation. All of the named executive officers except Mr. Lott have balances under these plans.

  Perquisites and Other Benefits

        The Compensation Committee believes that the executive officers should participate in the same benefit programs as our other employees and that executive perquisites should be minimal. Consistent with this philosophy, the executive officers participate in our employee benefit plans on the same terms as other employees. These plans include medical and dental insurance, disability coverage, life insurance and the 401(k) plan, with the exception of the Deferred Compensation Alternative plan that supplements the 401(k) plan for executives as previously described.

        We believe that the other benefits we have provided to our executive officers, which we show in the All Other Compensation column in the Summary Compensation Table on page 32, are reasonable, competitive and consistent with our overall executive compensation program. We have historically avoided most of the perquisites often provided to corporate managers, especially members of top management. Our senior managers have no company cars or airplanes, executive dining room, paid country club memberships, matching charitable contributions or paid financial counseling.

  Employment and Severance Agreements

        Mr. Smith serves at the will of the board, which enables us to terminate his employment with discretion without any severance arrangement. Boyd R. Plowman, our CFO, is entitled to receive a severance payment equal to two times his base salary plus bonuses actually earned in the past two years on termination without cause, and each of the other named executives is entitled to receive one year's salary plus bonus earned in the previous 12 months on termination without cause.

        We have also entered into change-in-control agreements with our executive officers, including Mr. Smith, to foster their objectivity in making decisions with respect to any pending or threatened change-in-control transaction and to alleviate the risk and uncertainty with regard to our executive officers' financial and professional security that a pending or threatened change-in-control transaction might create. Under the change-in-control agreements, after we modified them as described below, each named executive officer except Mr. Plowman is eligible to receive two times his highest TCC during the previous three years upon the consummation of a change-in-control that results in his termination, whether voluntarily or involuntarily. In the event of a termination following a change in control, Mr. Plowman's agreement provides for him to receive two times his highest salary in the previous three years, plus the average of all bonus payments made to him in the previous two years, in these circumstances.

        After an internal analysis during fiscal 2008 by the Human Resources and Legal departments, in which we reviewed our existing change-in-control agreements and selectively compared them with other agreements in place at certain comparable companies, we determined that some of the triggering events in our change-in-control agreements for a certain subset of our officers were not competitive compared to the change-in-control agreements for other similarly situated executives. Prior to this change we had two classes of change-in-control agreements for our officer group. One class was for officers hired prior to 2001 and one class was for officers hired in the latter half of 2001 through November 2007. The older class permitted the executive to trigger a payment if, following a change in control, he was relocated or suffered a substantial diminution of duties. The newer agreements did not contain these constructive termination triggers, and we determined that it was unfair and not competitive to treat the newer executives differently in this regard.

        Similarly, following our market analysis, and based on the fact that we had not been paying the full targeted amount of short-term incentive bonuses, which is a component of TCC, for some time, we determined that in order to make the change-in-control agreements fully effective and competitive, they should be based on actual TCC, including the targeted amount of short-term bonus. Previously they had been based on a modified TCC which only accounted for bonuses actually paid.

        Our review confirmed, however, that it was appropriate to require an actual severance, or a constructive termination based on the triggering events that had been included in the older class of agreement, and not to trigger change-in-control agreements simply upon the consummation of a change in control even where the executive's employment is substantially unaffected or unimpaired.

        As a result of this review, on November 9, 2007, we modified the triggers in our newer class of change-in-control arrangements to conform to the older class, and we also modified all the change-in-control and employment agreements to ensure compliance with section 409A of the Internal Revenue Code. Section 409A imposes penalties on executives who take severance distributions within six months after a termination. In addition, for our named executive officers who previously had employment agreements that included change-in-control provisions, we bifurcated their agreements into separate employment and change-in-control agreements. Following these modification, all of our change-in-control agreements have the same triggering events and provide for a payment of two times TCC as opposed to two times modified TCC as under the old agreements.

Encouraging Executive Share Ownership

        We encourage our named executives to own our stock, but because our stock price is volatile and our executive compensation is already based significantly on the performance of our businesses, we do not require the executives to own specified amounts, or to hold any shares that they receive through the exercise of stock options for any particular period. In July 2008, however, we note that the named executive officers purchased an aggregate of 111,500 shares of common stock in the open market at prevailing prices. We show the named executives' stock ownership in the Stock Ownership Table on page 13. We prohibit our named executives from selling our shares short and from purchasing or selling options, puts, calls, straddles, equity swaps or other derivative securities that are directly linked to our stock.

Tax Deductibility of Compensation

        Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a $1 million limit on the amount that a public company may deduct for compensation paid to its CEO or any of its three other most highly compensated executive officers who are employed as of the end of the year. This limitation does not apply to compensation that meets the requirements under Section 162(m) for "qualifying performance-based" compensation, which is compensation paid only if the individual's performance meets pre-established objective goals based on performance criteria approved by shareholders. As noted above, for fiscal year 2008, we designed the grants of stock options and RSUs and the payments of bonuses to satisfy the requirements for deductible compensation.

        The Compensation Committee also considers projections of the estimated accounting and tax impact of all material elements of the executive compensation program. Generally, accounting expense is accrued over the requisite service period of the particular pay element (generally equal to the performance and/or service period) and the company realizes a tax deduction on the payment to, or the realization by, the executive.

Potential Impact on Compensation from Executive Misconduct

        If our board of directors determines that an executive officer has engaged in fraudulent or intentional misconduct, the board would take action to remedy the misconduct, prevent its recurrence and impose appropriate discipline on the wrongdoer. Discipline would vary depending on the facts and circumstances, and may include:

  •
  termination of employment;

  •
  initiating an action for breach of fiduciary duty; and

  •
  if the misconduct resulted in a significant restatement of our financial results, seeking reimbursement of any portion of performance-based or incentive compensation paid to the executive that is greater than would have been paid if it had been calculated based on the restated results.

        These remedies would be in addition to any actions imposed by law enforcement agencies, regulators or other authorities.

Compensation for the Named Executives in Fiscal Year 2008

        The specific compensation decisions and payouts made for each of the executive officers for fiscal year 2008 reflect the disappointing performance of the company against key financial and operational measurements. A more detailed analysis of our financial and operational performance is contained in the Management's Discussion & Analysis section of our fiscal year 2008 Annual Report on Form 10-K filed with the SEC.

  CEO Compensation

        Once again, despite his considerable contribution in strengthening the company's competitive position, our overall financial performance and operating results led the Compensation Committee not to increase Mr. Smith's base salary of $873,000 for fiscal year 2008, and it has also elected not to increase it for fiscal year 2009. The Committee assessed whether Mr. Smith had achieved his pre-established goals for fiscal year 2008 relating to reducing overhead operating costs, restructuring our organization to eliminate layers of management and drive decision-making lower in the organization and closer to the customer, strengthening our balance sheet, selling idle real estate, and focusing on our core businesses which necessitated the sale of our folding trailer subsidiary. In light of his overall performance, the Committee awarded a bonus of $106,700 to Mr. Smith based on his individual performance for fiscal year 2008. This bonus represented 100% of the targeted amount of that component of his compensation. Based on our pre-bonus operating income for fiscal year 2008, Mr. Smith was awarded a short-term incentive performance bonus of $420,611 for the fiscal year. We paid Mr. Smith's individual performance bonus for fiscal year 2008 in cash. For fiscal year 2008, using the previously described formula for determining the amount of stock option awards, the Compensation Committee also granted Mr. Smith 418,900 stock options. The terms of the stock options are as previously described.

        In May of fiscal year 2008, Mr. Smith was granted an LTPP award that could have paid him up to $1,408,750 in cash and RSUs if the company had met the performance goals established by the Committee for our earnings per share over the fiscal year. Although we did not meet our aggressive goals established for a payout at 100% of target, Mr. Smith earned a payout of 33.19% of the target, based on the substantial improvement in fiscal 2008 results from fiscal year 2007. The RSUs will vest into common stock in three equal installments commencing in May 2009, assuming Mr. Smith remains employed by the company. The remainder of his targeted award was forfeited. There were no above-market earnings on deferred compensation for Mr. Smith and the amount of all other compensation was $95,699, relating to matching payments and gross-ups in the company's 401k plan and the Deferred

Compensation Alternative plan, making the total compensation for Mr. Smith in fiscal year 2008 $3,370,705. We believe that his compensation is consistent with our objective to reward, align, motivate and challenge Mr. Smith to continue leading the company successfully in the face of challenging market and industry conditions.

        As a further indication of Mr. Smith's alignment with shareholders, as of July 23, 2008, Mr. Smith personally owns 200,000 shares of our stock.

  CFO and Other Executive Officers' Compensation

        In determining the compensation of Mr. Plowman, Mr. Lott, Mr. Eskritt and Mr. McGill for fiscal year 2008, we compared their achievements against the performance objectives established for each of them at the beginning of the year. For each of these executive officers, Mr. Smith evaluated the overall performance of the company and their contributions to that performance, as well as, in the case of Mr. Lott and Mr. Eskritt, the performance of the businesses that each leads.

        In fiscal year 2008, under the direction of the Senior Vice President of Human Resources and Administration, we conducted a competitive pay analysis of all our officers. We compared the various pay components to those of similar positions with companies comparable in size and scope using third party salary surveys. As a result, Mr. Eskritt's TCC was increased by 5.4% to $775,000, while Mr. McGill's was increased by 8.5% to $600,000. Additionally, during this review, we determined that Mr. McGill's variable pay mix should be more highly leveraged to reflect the significance of his responsibilities. Therefore, his variable pay mix was changed from 70% base salary and 30% short term incentive to 65% base salary and 35% short term incentive. As a result of this change to Mr. McGill's variable pay mix, he recognized only a modest increase in his base salary of $2,760 per year. The compensation for Mr. Plowman, and Mr. Lott were unchanged from their fiscal year 2007 levels, at $867,800 for Mr. Plowman, and $735,000 for Mr. Lott.

        Including all forms of short-term cash compensation, composed of base salary, profit and individual performance bonuses, awarded during the fiscal year, Mr. Plowman earned 80% of his targeted TCC, Mr. Lott earned 87% of his TCC, Mr. Eskritt earned 69% of his TCC, and Mr. McGill earned 82% of his TCC. In each case, we determined the bonus amounts based on the performance of the company, business unit and individual performance as relevant, against the financial, operational, strategic and other goals and objectives established at the beginning of the year for each named executive officer. In terms of equity incentive compensation, Mr. Plowman received 150,200 stock options, Mr. Lott received 74,400 stock options, Mr. Eskritt received 74,400 stock options and Mr. McGill received 55,800 stock options. We previously described the vesting terms of the stock options and they are also outlined in the Grants of Plan-Based Awards table on page 30.

        In May of fiscal year 2008, Mr. Plowman, Mr. Lott, Mr. Eskritt and Mr. McGill were participants in our LTPP, which resulted in a partial payout as a result of meeting the performance goals established by the Committee with respect to the relevant business measurements. LTPP targets and payout results for fiscal year 2008 are as follows:

	Target Value			RSUs		Cash
			LTPP Payout %
	RSUs	Cash		Target	Actual(1)	Target	Actual(1)
Elden L. Smith	$563,500	$563,500	33.19%	64,326	21,350	$563,500	$187,026
Boyd R. Plowman	$202,000	$202,000	33.19%	23,059	7,653	$202,000	$67,044
Paul C. Eskritt	$100,000	$100,000	8.30%	11,416	948	$100,000	$8,300
Charles E. Lott	$100,000	$100,000	43.89%	11,416	5,010	$100,000	$43,890
Leonard J. McGill	$95,000	$75,000	33.19%	10,845	3,599	$75,000	$24,893

(1)
All remaining RSUs and cash awards were forfeited.

        Actual payouts vest over a three year period. The executive must be employed during the entire vesting cycle to recognize the actual payout under the plan. If the named executive officer leaves us prior to vesting, the remaining awards will be forfeited except under certain terminations. See tables on pages 41-45.

        The Summary Compensation Table on page 32 contains additional information with respect to the amount of all other compensation and total compensation in fiscal year 2008. We believe that the compensation for these individuals is consistent with the company's compensation objectives.

Compensation for Non-management Directors in Fiscal Year 2008

        The board of directors determines the compensation for non-management directors at the recommendation of the Compensation Committee. In developing its recommendations, the Committee pursued the following goals:

  •
  compensation should fairly pay directors for work required in a company of our size and scope;

  •
  compensation should align directors' interests with the long-term interest of shareholders; and

  •
  the structure of the compensation should be simple, transparent and easy for shareholders to understand.

        Each year non-management board members are paid $30,000 in cash, and the Chairman is paid an additional $70,000, payable quarterly and they receive additional cash payments for meetings attended. Committee chairmen also receive additional cash retainers. We describe the compensation of non-management directors in fiscal year 2008 in more detail on page 46. Non-management board members also receive equity-based payments. Following the approval by the shareholders of a new equity compensation plan at the 2007 annual meeting, the board elected to cease granting stock options to board members and instead elected to grant the same value, $50,000, in restricted stock, having determined that restricted stock grants are less dilutive to shareholders than stock option awards, and more closely align directors' interests with those of the shareholders. In June 2007, our board amended our Corporate Governance Guidelines to require our directors to own at least $60,000 worth of our common stock. Directors have until 2010 to attain this ownership threshold.

Compensation Committee Report

        The Compensation Committee has reviewed the above Compensation Discussion and Analysis and discussed it with management. Based on its review and discussions with management, the Committee recommended to our board of directors that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for fiscal year 2008 and our 2008 proxy statement.

        The Compensation Committee report should not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and the above report should not otherwise be deemed filed under those Acts.

        This report is provided by the following independent directors, who comprise the committee:

J. Michael Hagan (Chairman)
Margaret S. Dano
Douglas M. Lawson
John T. Montford
Daniel D. Villanueva

 DIRECTOR AND EXECUTIVE OFFICER COMPENSATION

Compensation of Executive Officers

        The following Summary Compensation Table (SCT) provides, for the fiscal years ended April 29, 2007 and April 27, 2008, the cash compensation we paid, as well as certain other compensation awarded or accrued for those years, to our president and chief executive officer, our chief financial officer and each of the other three highest paid executive officers who were serving at the end of the last fiscal year (our "named executive officers").

Summary Compensation Table For Fiscal Years 2008 and 2007

	Fiscal Year	Salary	Bonus(1)	Stock Awards(2)	Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)	Total
		($)	($)	($)	($)	($)	($)	($)
Elden L. Smith(5)	2008	873,000	106,700	187,024	1,501,265	420,611	282,725	3,371,325
President & CEO	2007	873,000	106,700	—	1,404,133	—	113,741	2,497,574
Boyd R. Plowman	2008	520,700	34,700	67,043	683,170	136,831	113,501	1,555,945
Executive Vice President & Chief Financial Officer	2007	520,700	35,495	—	583,175	—	10,160	1,149,530
Charles E. Lott	2008	441,000	29,400	29,261	237,692	172,188	38,260	947,801
President—Housing Group	2007	441,000	29,400	—	217,377	43,989	9,307	741,073
Paul C. Eskritt	2008	454,000	30,257	1,966	85,999	40,818	42,852	655,892
President—RV Group	2007	316,401	33,674	—	33,720	106,703	78,512	569,010
Leonard J. McGill	2008	388,717	18,957	7,467	103,284	67,132	22,933	608,490
Senior Vice President— General Counsel & Secretary	2007	387,200	17,200	—	120,732	—	20,220	545,352

(1)
Composed of bonuses earned under the individual bonus component of our short-term incentive awards program described under Compensation Discussion and Analysis; Total Cash Compensation—Short-term Incentives at pages 19 to 21 above.

(2)
The amounts in this column reflect the dollar amount of awards that we recognized for financial statement reporting purposes in accordance with FAS 123(R) (adjusted to eliminate any reduction for risk of forfeiture). See Note 2 to the audited financial statements in our Annual Report on Form 10-K for the year ended April 27, 2008 for the assumptions underlying our valuation of equity awards. We describe the terms applicable to the restricted stock unit awards and the option awards granted for fiscal year 2008 below in the Grants of Plan-Based Awards table on page 32. For Mr. Smith, Mr. Plowman and Mr. Lott, the amount includes compensation derived from awards granted before fiscal year 2008 but that continued to vest in fiscal year 2008 as well as from awards granted in fiscal year 2008 that due to their vesting period were partially or fully expensed in fiscal year 2008. We note in particular regarding these amounts:

  Comparisons of awards granted to named executive officers is difficult because the financial statement expense varies according to retirement eligibility. In certain circumstances for an executive officer who is retirement eligible, the financial statement expense is accelerated rather than being accrued over the vesting period. As a result, the financial statement expense was higher for three of our officers in fiscal years 2008 and 2007 than would have been the case without the effect of retirement eligibility. The following table represents the financial statement expense for Mr. Smith, Mr. Plowman and Mr. Lott calculated both with and without regard to retirement eligibility for comparison purposes. Because Mr. Smith is over 65, the entire value of options granted to him in fiscal years 2008 and 2007 was expensed during the respective fiscal year.

		With Acceleration		Without Acceleration
Officer	Fiscal Year	Stock Awards	Option Awards	Stock Awards	Option Awards
Elden L. Smith	2008	187,024	1,501,265	44,292	855,601
	2007	—	1,404,133	—	521,877
Boyd R. Plowman	2008	67,043	683,170	15,877	377,691
	2007	—	583,175	—	340,707
Charles E. Lott	2008	29,261	237,692	13,856	158,657
	2007	—	217,377	—	97,578

  Further, amounts reported for these awards represent our financial statement expense and may not represent the amounts that the named executive officers will actually realize from the awards. Whether and to what extent a named executive officer realizes value on exercising an award will depend on future stock price and the named executive officer's continued employment.

(3)
Composed of bonuses earned under the profit-based bonus component of our short-term incentive awards program, described under Compensation Discussion and Analysis—Total Cash Compensation—Short-term Incentives at pages 22 to 24.

(4)
The following table describes the items that are included in the amounts reported in the "All Other Compensation" column.

Name	Year	Deferred Compensation Alternative Plan Bonus(a)	Qualified Retirement Plan Contribution	Relocation Costs	Company Contributions to Defined Contribution Plans 401(k)	Cash Portion of the LTPP(b)	Total Other Compensation
Elden L. Smith	2008	$86,699	—	—	$9,000	$187,026	$282,725
	2007	$95,404	$8,730	—	$9,607	—	$113,741
Boyd R. Plowman	2008	$37,457	—	—	$9,000	$67,044	$113,501
	2007	—	$5,207	—	$4,953	—	$10,160
Charles E. Lott	2008	—	—	—	$9,000	$29,260	$38,260
	2007	—	$4,410	—	$4,897	—	$9,307
Paul C. Eskritt	2008	$31,797	—	—	$9,089	$1,966	$42,852
	2007	$8,877	$12,373	$56,549	$713	—	$78,512
Leonard J. McGill	2008	$8,010	—	—	$9,028	$5,895	$22,933
	2007	$10,151	$7,376	—	$2,693	—	$20,220

  (a)
  Composed of amounts paid to participants contributing into our Deferred Compensation Alternative Plan, which is available to certain highly compensated individuals to supplement their 401(k) plan. Because the individuals contribute to the Plan with after-tax dollars, we pay them a bonus to compensate them for the income taxes due on contributions made.

  (b)
  Composed of cash awards earned under the long term performance plan (LTPP) component of our long term incentive awards program, described under Compensation Discussion and Analysis—Long-Term Incentives—Long Term Performance Plan on pages 25 to 26.

(5)
Mr. Smith, who is also a director, does not receive any compensation for his service as a director. The amounts shown for Mr. Smith do not include the deferred compensation payments he continues to receive for compensation he earned during his previous tenure with us. In fiscal year 2008, Mr. Smith received $401,912 and in fiscal year 2007, he received $416,471 for those payments, including interest from us calculated at the prime rate on his outstanding balance. See Nonqualified Deferred Compensation for fiscal year 2008 on page 37 below.

Grants of Plan-Based Awards in Fiscal Year 2008

        Under our Long-Term Performance Plan, or LTPP, in early fiscal year 2008, we granted our named executive officers performance-based restricted stock units, or RSUs, and cash awards with a one-year performance period, but followed by a three-year time-vested combination of stock and cash. Because we met the performance goals established by the Compensation Committee with respect to the relevant business measurements, these awards will result in payment of cash and the issuance of restricted stock over the next three years equal to 33.19% of their respective targeted amounts for Mr. Smith, Mr. Plowman and Mr. McGill; 8.30% for Mr. Eskritt; and 43.89% for Mr. Lott. The table below shows the estimated future payouts under these awards, viewed from the perspective of the grant date rather than the date of this proxy statement. For more information about these LTPP awards, see Compensation Discussion and Analysis—Long Term Incentives—Long Term Performance Plan on pages 25 to 26.

        The following table provides information about equity and non-equity awards granted to the named executives in 2008.

Grants of Plan Based Awards in Fiscal Year 2008

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (1)	Exercise or Base Price of Option Awards ($/Sh) (2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Elden Smith	9/10/2007	—	—	—	—	—	—	135,200	$9.10	$561,918
	3/10/2008	—	—	—	—	—	—	283,700	$4.25	$563,116
	5/17/2007	$0	$563,500	$704,375	0	64,326	80,408	—	$8.76	$563,496
Boyd R. Plowman	9/10/2007	—	—	—	—	—	—	48,500	$9.10	$201,576
	3/10/2008	—	—	—	—	—	—	101,700	$4.25	$201,864
	5/17/2007	$0	$202,000	$252,500	0	23,059	28,824	—	$8.76	$201,997
Charles E. Lott	9/10/2007	—	—	—	—	—	—	24,000	$9.10	$99,749
	3/10/2008	—	—	—	—	—	—	50,400	$4.25	$100,039
	5/17/2007	$0	$100,000	$125,000	0	11,416	14,270	—	$8.76	$100,004
Paul C. Eskritt	9/10/2007	—	—	—	—	—	—	24,000	$9.10	$99,749
	3/10/2008	—	—	—	—	—	—	50,400	$4.25	$100,039
	5/17/2007	$0	$100,000	$125,000	0	11,416	14,270	—	$8.76	$100,004
Leonard J. McGill	9/10/2007	—	—	—	—	—	—	18,000	$9.10	$74,812
	3/10/2008	—	—	—	—	—	—	37,800	$4.25	$75,029
	5/17/2007	$0	$75,000	$93,750	0	10,845	13,556	—	$8.76	$95,002

(1)
This column shows the number of stock options granted in fiscal year 2008 to the named executives. These options vest and become exercisable ratably in three equal annual installments, beginning one year after the grant date. For stock options, we calculated fair value using the Black Scholes value on the grant date. The fair values shown for stock awards and option awards are accounted for in accordance with SFAS 123R. For additional information on the valuation assumptions, refer to Note 2 to our financial statements in the Annual Report on Form 10-K for the year ended April 27, 2008. These amounts reflect our accounting valuation and do not correspond to the actual value, if any, that the named executives will ultimately realize.

(2)
This column shows the exercise price for the stock options granted, which was the closing price of our stock on September 10, 2007 and March 10, 2008, the dates the Compensation Committee granted the options and the fair value of the RSUs on the grant date.

(3)
This column shows the full grant date fair value of RSUs and stock options under SFAS 123R granted to the named executives in fiscal year 2008.

  Generally, for RSUs, the full grant date fair value is the amount that we would expense in our financial statements over the award's vesting schedule.

  For stock options, we calculated fair value using the Black Scholes value on the grant date. The fair values shown for stock awards and option awards are accounted for in accordance with SFAS 123R. For additional information on the valuation assumptions, refer to Note 2 to our financial statements in the Annual Report on Form 10-K for the year ended April 27, 2008. These amounts reflect our accounting valuation and do not correspond to the actual value, if any, that the named executives will ultimately realize.

Outstanding Equity Awards at 2008 Fiscal Year-End

        The following table provides information on the current holdings of stock options by the named executive officers on April 27, 2008, our fiscal year end. The table includes unexercised and unvested option awards and shares of restricted stock or restricted stock units that have not vested as of our fiscal year end. Restricted stock awards vest equally over a three-year period. Each option grant is shown separately for each named executive. The vesting schedule for each grant is shown in Note (1), based on the award grant date. The market value of the stock awards is based on the $3.74 per share closing market price of our stock on April 25, 2008, the last business day of our fiscal year.

Outstanding Equity Awards At Fiscal Year Ended April 27, 2008

	Option Awards				Stock Awards
Name	Number of Securities Underlying Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Elden L. Smith	79,000	—	8.910	3/8/2015	21,350	$79,849
	49,734	24,866	11.620	9/12/2015	—	—
	69,267	34,633	10.850	3/13/2016	—	—
	55,667	111,333	6.750	9/11/2016	—	—
	46,467	92,933	7.540	3/12/2017	—	—
	—	135,200	9.100	9/10/2017	—	—
	—	283,700	4.250	3/10/2018	—	—
Boyd R. Plowman	7,000	—	39.375	6/9/2008	7,653	$28,622
	9,000	—	28.625	3/11/2009	—	—
	10,000	—	14.750	3/13/2010	—	—
	50,000	—	9.010	3/16/2011	—	—
	23,000	—	12.620	6/8/2011	—	—
	34,000	—	9.300	3/11/2012	—	—
	42,600	—	6.940	9/9/2012	—	—
	88,500	—	3.170	3/10/2013	—	—
	26,200	—	10.700	9/8/2013	—	—
	19,700	—	13.530	3/8/2014	—	—
	20,900	—	14.860	9/13/2014	—	—
	—	50,000	14.860	9/13/2011	—	—
	28,300	—	8.880	3/7/2015	—	—
	17,800	8,900	11.620	9/12/2015	—	—
	24,800	12,400	10.850	3/13/2016	—	—
	19,967	39,933	6.750	9/11/2016	—	—
	16,667	33,333	7.540	3/12/2017	—	—
	—	48,500	9.100	9/10/2017	—	—
	—	101,700	4.250	3/10/2018	—	—

	Option Awards				Stock Awards
Name	Number of Securities Underlying Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Charles E. Lott	10,000	—	39.375	6/9/2008	5,010	$18,737
	10,000	—	28.625	3/11/2009	—	—
	10,000	—	14.750	3/13/2010	—	—
	18,000	—	9.010	3/16/2011	—	—
	8,000	—	12.620	6/8/2011	—	—
	16,900	—	8.150	4/18/2015	—	—
	8,800	4,400	11.620	9/12/2015	—	—
	12,267	6,133	10.850	3/13/2016	—	—
	9,867	19,733	6.750	9/11/2016	—	—
	8,234	16,466	7.540	3/12/2017	—	—
	—	24,000	9.100	9/10/2017	—	—
	—	50,400	4.250	9/10/2018	—	—
Paul C. Eskritt	1,000	—	12.620	6/8/2011	948	$3,546
	533	—	9.300	3/11/2012	—	—
	1,733	—	6.940	9/9/2012	—	—
	3,666	—	3.170	3/10/2013	—	—
	1,400	—	13.530	3/8/2014	—	—
	2,100	—	8.880	3/7/2015	—	—
	2,600	1,300	10.850	3/13/2016	—	—
	3,300	6,600	10.850	5/24/2016	—	—
	3,700	7,400	6.750	9/11/2016	—	—
	8,234	16,466	7.540	3/12/2017	—	—
	—	24,000	9.100	9/10/2017	—	—
	—	50,400	4.250	3/10/2018	—	—
Leonard J. McGill	3,500	—	9.300	3/11/2012	3,599	$13,460
	5,800	—	6.940	9/9/2012	—	—
	12,050	—	3.170	3/10/2013	—	—
	3,550	—	10.700	9/8/2013	—	—
	2,800	—	13.530	3/8/2014	—	—
	2,850	—	14.860	9/13/2014	—	—
	—	12,500	14.860	9/13/2011	—	—
	3,850	—	8.880	3/7/2015	—	—
	3,300	1,650	11.620	9/12/2015	—	—
	4,600	2,300	10.850	3/13/2016	—	—
	7,400	14,800	6.750	9/11/2016	—	—
	6,200	12,400	7.540	3/12/2017	—	—
	—	18,000	9.100	9/10/2017	—	—
	—	37,800	4.100	3/10/2018	—	—

        The options vest and become exercisable ratably in three equal annual installments, beginning one year after the grant date. The remaining vesting dates for each option grant that was not fully vested as of July 23, 2008 are as follows:

Expiration Date	Remaining Vesting Dates
3/10/2018	3/10/2009; 3/10/2010; 3/10/2011
9/10/2017	9/10/2008; 9/10/2009; 9/10/2010
3/12/2017	3/12/2009; 3/12/2010
9/11/2016	9/11/2008; 9/11/2009
3/13/2016	3/13/2009
9/12/2015	9/12/2008

Option Exercises and Stock Vested in Fiscal Year 2008

        No stock options or similar instruments were exercised during fiscal year 2008 by any named executive officer, and no shares of restricted stock units vested in fiscal year 2008 for any named executive officer.

Pension Benefits

        We do not have defined benefit plans or supplemental executive retirement plans that are required to be disclosed under applicable SEC rules in a Pension Benefits table.

Nonqualified Deferred Compensation for Fiscal Year 2008

  Deferred Compensation Alternative (DCA) Plan

        We offer a 401(k) plan for all employees and a corresponding Deferred Compensation Alternative (DCA) Plan for certain highly compensated individuals, including the executive officers. We balance the effectiveness of these plans as a compensation and retention tool with the cost to the company of providing them. The 401(k) plan is structured as a safe-harbor-match plan under IRS regulations, allowing employees at all compensation levels to participate on a pre-tax basis, up to IRS limitations.

        The DCA Plan serves as a supplemental retirement vehicle for after-tax contributions beyond IRS limits. This plan is designed to accommodate the desire of many highly-compensated associates, once they have made the maximum annual allowable deferral under our safe-harbor-match 401(k) plan, to make additional contributions, in after-tax dollars, to a separate retirement vehicle. Associates who elect to participate in the DCA Plan authorize us to withhold the desired after-tax amounts (up to 50% of retirement-eligible earnings) and transfer them to their respective variable annuity which is owned and controlled by the participant. Shortly after the end of the calendar year, we pay each participant an amount calculated to approximate the income taxes withheld on contributions made. The maximum contribution that is eligible for the bonus is limited to 10% of the associate's retirement-eligible earnings, less the maximum annual 401(k) deferral. All of these amounts appear in the SCT.

  "Frozen" and Suspended Non-qualified Benefit Plans

        We also sponsor non-qualified benefit plans that provide certain benefits for highly compensated employees but are now frozen from new contributions. The plans are designated as non-qualified because they provide benefits outside the limits imposed by the IRS and by their nature are discriminatory. These plans are not covered by ERISA, and related accruals are not deductible for Federal or state tax purposes until the benefits are actually paid. As such, the accrued and unpaid benefits or compensation deferrals are not taxable to participants. Generally, the plans are structured to meet an IRS requirement that ready access to balances be subject to a "substantial risk of forfeiture" and not allow for "constructive receipt."

        Participant balances in the 2005 Deferred Compensation Plan, the Benefit Restoration Plan and the Supplemental Benefit Plan (described below) are credited with earnings each calendar quarter, based upon Bank of America's prime rate. Participants may request to be paid their balances in any, or all, of the plans, at any time, subject to a ten-percent forfeiture. Such payments must include the participant's entire balance in any given plan. In addition, contributions to all three plans were frozen effective December 31, 2004 to prevent them from becoming subject to new IRS restrictions and to otherwise preserve their historical structure.

        A further description of the frozen and suspended plans and their general structure follows:

         Benefit Restoration Plan (frozen as of December 31, 2004).    This plan was designed to accrue the equivalent of retirement contributions for highly compensated associates who had been removed from the corporate headquarters' defined contribution plan to enable us, as a whole, to meet non-discrimination testing requirements. Only accrued contributions on compensation up to the IRS covered compensation limit were deposited into this plan. Generally, payments from this plan are made only when a participant's employment has been terminated.

         Supplemental Benefit Plan (frozen as of December 31, 2004).    This plan was used to accrue the equivalent of retirement contributions on compensation of any associate, company wide, who earned in excess of the covered compensation limit. In addition, retirement benefits on compensation that were deferred in the non-qualified deferred compensation plan (see below) were accrued into this plan. This included accruals in lieu of contributions to plant and corporate headquarters associates. Payments from this plan are made only when a participant's employment has been terminated.

         2005 Deferred Compensation Plan (suspended effective January 1, 2007).    In connection with the discontinuation of deferrals into the Supplemental Benefit Plan and Benefit Restoration plans, effective January 1, 2005, we established a new non-qualified plan, titled "Fleetwood Enterprises, Inc. 2005 Deferred Compensation Plan." This new plan is subject to all current IRS restrictions, and we have used it to accommodate our retirement profit-sharing contributions associated with the 401(k) plan, on participants' earnings in excess of IRS limitations. In conjunction with other cost-reduction measures we have taken, all 401(k) profit-sharing contributions were suspended January 1, 2007. Similar to the previous non-qualified plans, participant balances are credited with earnings at prime rate. Because this plan was frozen in the middle of fiscal year 2008, amounts contributed to this plan in calendar year 2006 are reported in the SCT.

         Deferred Compensation Plan (frozen as of December 31, 2004).    This plan was previously available to most managers in the company who were compensated in excess of specified levels. We intended to promote retention by providing a long-term savings opportunity on a tax-efficient basis. The plan was frozen, effective December 31, 2004, due to changes in the tax law. Currently, Mr. Smith is the only named executive officer who participates in the deferred compensation plan. The amounts deferred under this plan are informally funded with company-owned life insurance policies that are held in a Rabbi Trust. The assets of the trust are not generally available to the company or its creditors, except to pay benefits or in the event of the company's insolvency. If the company becomes insolvent, participants in the plan become unsecured creditors of the company, receive no preferential standing and are subject to the same risks as any of the company's other general creditors.

        Although the plan is now frozen, Mr. Smith receives distributions, including interest on his balances. We noted in footnote 5 to the SCT, "In fiscal year 2008, Mr. Smith received $401,912 and in fiscal year 2007 he received $416,471 for those payments, including interest from us calculated at the prime rate on his outstanding balance."

        The table below provides information on the non-qualified deferred compensation of the named executives in 2008.

Nonqualified Deferred Compensation for Fiscal Year 2008

Name	Executive Contributions in Last FY	Registrant Contributions in Last FY	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE
	($)	($)	($)	($)	($)
Elden L. Smith
Deferred Compensation Plan	—	—	$92,734	$167,680	$1,098,304
Deferred Compensation Alternative Plan	$114,569	$86,699	$(16,465)	—	$272,725
2005 Deferred Compensation Plan	—	—	$1,902	—	$25,281
Benefit Restoration Plan	—	—	$15,078	$27,264	$178,580
Supplemental Benefit Plan	—	—	$114,461	$206,967	$1,355,632
Boyd R. Plowman
Deferred Compensation Plan	—	—	—	—	—
Deferred Compensation Alternative Plan	$67,525	$37,457	$(8,913)	—	$319,660
2005 Deferred Compensation Plan	—	—	$925	—	$12,293
Benefit Restoration Plan	—	—	$16,530	—	$219,747
Supplemental Benefit Plan	—	—	$37,798	—	$502,492
Charles E. Lott
Deferred Compensation Plan	—	—	—	—	—
Deferred Compensation Alternative Plan	—	—	—	—	—
2005 Deferred Compensation Plan	—	—	$765	—	$10,171
Benefit Restoration Plan	—	—	—	—	—
Supplemental Benefit Plan	—	—	—	—	—
Paul C. Eskritt
Deferred Compensation Plan	—	—	—	—	—
Deferred Compensation Alternative Plan	$55,314	$31,797	$(7,721)	—	$123,424
2005 Deferred Compensation Plan	—	—	$136	—	$1,803
Benefit Restoration Plan	—	—	$2,315	—	$30,776
Supplemental Benefit Plan	—	—	$167	—	$2,216
Leonard J. McGill
Deferred Compensation Plan	—	—	—	—	—
Deferred Compensation Alternative Plan	$11,506	$8,010	$(726)	—	$65,531
2005 Deferred Compensation Plan	—	—	$353	—	$4,687
Benefit Restoration Plan	—	—	$1,403	—	$18,651
Supplemental Benefit Plan	—	—	$974	—	$12,946

Potential Payments Upon Termination or Change-in-Control

        We have entered into change-in-control agreements with our executive officers to foster their objectivity in making decisions with respect to any pending or threatened change-in-control transaction and to alleviate the risk and uncertainty with regard to our executive officers' financial and professional security that a pending or threatened change-in-control transaction might create. The employment agreements of our named executives other than Elden L. Smith, our CEO, also include severance agreements. Mr. Smith serves at the will of the board, which enables us to terminate his employment with discretion without any severance arrangement. Boyd R. Plowman, our CFO, is entitled to receive a severance payment equal to two times his base salary plus bonuses actually earned in the past two years upon termination without cause, and each of the other named executives is entitled to receive one year's salary plus bonus earned in the previous 12 months on termination without cause. For this purpose, "cause" includes: (a) a refusal to comply with a lawful, written instruction of the Board or the officer's immediate supervisor which is not remedied within a reasonable period of time; (b) acts of personal dishonesty which were intended to result in the officer's personal enrichment at the expense of the company; (c) conviction of any misdemeanor involving an act of moral turpitude or any felony; or (d) the failure to perform his duties in a satisfactory manner. Additionally, all officers with employment agreements would be entitled to group insurance benefits during the period of severance payments, and all of the officers' unvested stock options would immediately become fully vested.

        The change-in-control agreements provide for benefits for our officers in connection with a change-in-control of the company. Under these agreements, a change-in-control is generally defined as circumstances under which either a third party or group acquires more than 25% of our voting stock, or certain mergers or other business combinations approved by shareholders, or the replacement of a majority of our board of directors. The named executive officers, except for Mr. Plowman, have a change-in-control agreement that provides for two times the officer's highest TCC during the previous three years upon the successful consummation of a change-in-control and subsequent termination, whether voluntary or involuntary. Mr. Plowman's agreement provides for him to receive two times his highest salary in the previous three years, plus the average of all bonus payments made to him in the previous two years, in these circumstances. Additionally, in the event of a change-in-control, the officer (including his or her family) would be entitled to group insurance benefits for up to two years, the immediate vesting of all unvested stock options, and an excise tax restoration payment, if necessary.

        The information below describes and quantifies certain compensation that would become payable under existing plans and arrangements if the named executive's employment had terminated on April 27, 2008, given the named executive's compensation and service levels as of such date and, if applicable, based on the company's closing stock price on April 25, 2008, the last business day of the year. These benefits are in addition to benefits available generally to other salaried employees, such as distributions under the Fleetwood 401(k) savings plan, subsidized retiree medical benefits, disability benefits and accrued vacation pay. Because it is unlikely that any of the named executives would be affected by a plant closing, disposition or layoff, this presentation does not reflect benefits that may be available in such situations under company plans and arrangements.

        Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event, the company's stock price and the executive's age.

        The following tables describe payments and other benefits that would be provided to our named executive officers under the specified circumstances upon a change-in-control of the company or their termination. For further discussion, see Compensation Discussion and Analysis—Other Elements—Employment and Severance Agreements, on page 27.

Elden L. Smith

        The following table describes the potential payments to Mr. Smith upon termination of employment or a change-in-control as of April 27, 2008.

				Change-in-Control
		Involuntary Termination			With Termination Without Cause/Good Reason
Executive Payments and Benefits Upon Termination	Retirement(1)	For Cause	Without Cause/Good Reason	Without Termination		Death	Disability
Compensation:
—Severance(2)	—	—	—	—	$3,880,000	—	—
Tax Gross-Up	—	—	—	—	—	—	—
Annual Incentives(3)
—2008 Individual Performance Bonus	$106,700	—	—	—	—	$106,700	$106,700
—2008 Profit Bonus	—	—	—	—	—	—	—
Long-term Incentives
—Accelerated/Modified Vesting of Stock Options(4)(5)	—	—	—	—	—	—	—
—Vested Stock Options(4)(6)	—	—	—	—	—	—	—
—Accelerated vesting of RSUs	$79,849	—	$79,849	$79,849	$79,849	$79,849	$26,616
—Vested RSUs	—	—	—	—	—	—	—
—Cash	$187,026	—	$187,026	$187,026	$187,026	$187,026	$62,342
Deferred Compensation Plan(7)	$1,098,304	$1,098,304	$1,098,304	$1,098,304	$1,098,304	$1,098,304	$1,098,304
Other:
Deferred Compensation Alternative Plan	$272,725	$272,725	$272,725	$272,725	$272,725	$272,725	$272,725
2005 Deferred Compensation Plan	$25,281	$25,281	$25,281	$25,281	$25,281	$25,281	$25,281
Frozen Supplemental Executive Retirement Plans(8)	$1,534,212	$1,534,212	$1,534,212	$1,534,212	$1,534,212	$1,534,212	$1,534,212
Benefit Continuation	—	—	—	—	—	—	—
Total	$3,304,097	$2,930,522	$3,197,397	$3,197,397	$7,077,397	$3,304,097	$3,126,180

(1)
As of April 27, 2008, Mr. Smith had qualified for normal retirement.

(2)
Severance upon a change-in-control for Mr. Smith is two times his highest targeted cash compensation during the previous 36 months, which includes his base salary and bonuses.

(3)
Represents the pro rata portion of the executive's annual individual and profit bonuses.

(4)
Represents the intrinsic value of stock options based on the company's closing stock price of $3.74 per share on April 25, 2008, the last trading day of fiscal year 2008.

(5)
The 1992 Stock-Based Incentive Compensation Plan, the 2007 Stock Incentive Plan and the related agreement provide for acceleration of unvested options in the event of a change-in-control of the company, retirement, death or disability.

(6)
Options granted under the 1992 Stock-Based Incentive Compensation Plan and the 2007 Stock Incentive Plan are exercisable within: 90 days of termination without cause; three years for retirement; two years for early retirement and one year for death or disability.

(7)
This plan was frozen as of December 31, 2004. This amount reflects balances Mr. Smith earned during his previous employment with us, plus accrued interest. See Nonqualified Deferred Compensation for fiscal year 2008—"Frozen" and Suspended Non-qualified Benefit Plans above on page 38.

(8)
Includes balances from the Benefit Restoration Plan and the Supplemental Benefit Plan that were frozen as of December 31, 2004. This amount reflects balances Mr. Smith earned during his previous employment with us plus accrued interest. See Nonqualified Deferred Compensation for fiscal year 2008—"Frozen" and Suspended Non-qualified Benefit Plans above on page 38.

Boyd R. Plowman

        The following table describes the potential payments for Mr. Plowman upon termination of employment or a change-in-control as of April 27, 2008.

				Change-in-Control
		Involuntary Termination			With Termination Without Cause/Good Reason
Executive Payments and Benefits Upon Termination	Retirement(1)	For Cause	Without Cause/Good Reason	Without Termination		Death	Disability
Compensation:
Severance(2)	—	—	$1,318,549	—	$2,637,098	—	—
Tax Gross-Up	—	—	—	—	$1,208,619	—	—
Annual Incentives(3)
—2008 Individual Performance Bonus	$34,700	—	—	—	—	$34,700	$34,700
—2008 Profit Bonus	—	—	—	—	—	—	—
Long-term Incentives
—Accelerated/Modified Vesting of Stock Options(4)(5)	—	—	—	—	—	—	—
—Vested Stock Options(4)(6)	$50,455	—	$50,445	$50,455	$50,445	$50,455	$50,455
—Accelerated Vesting of RSUs	$19,081	—	$28,622	$28,622	$28,622	$28,622	$9,541
—Vested RSUs	—	—	—	—	—	—	—
—Cash	$44,696	—	$67,044	$67,044	$67,044	$67,044	$22,348
Other:
Deferred Compensation Alternative Plan	$319,660	$319,660	$319,660	$319,660	$319,660	$319,660	$319,660
2005 Deferred Compensation Plan	12,293	$12,293	$12,293	$12,293	$12,293	$12,293	$12,293
Frozen Supplemental Executive Retirement Plans(7)	$722,239	$722,239	$722,239	$722,239	$722,239	$722,239	$722,239
Benefit Continuation	—	—	$28,398	—	$28,398	—	—
Total	$1,203,124	$1,054,192	$2,547,250	$1,200,313	$5,074,418	$1,235,013	$1,171,236

(1)
As of April 27, 2008, Mr. Plowman qualified for early retirement. Early retirement is defined as termination from the company after reaching age 55 and either (a) the age plus years of service equals at least 70 if there was no break in employment or (b) the age plus years of service equals at least 75 if there was a break in service.

(2)
Mr. Plowman is entitled to receive two years' salary, based on his earnings during the previous 24 months, which includes his base salary and bonuses. Upon a change-in-control, Mr. Plowman receives an additional two years' salary based on his earnings during the previous 24 months, which includes base salary and bonuses.

(3)
Represents the pro rata portion of the executive's annual individual and profit bonuses.

(4)
Represents the intrinsic value of stock options based on the company's closing stock price of $3.74 per share on April 25, 2008, the last trading day of fiscal year 2008.

(5)
The 1992 Stock-Based Incentive Compensation Plan, the 2007 Stock Incentive Plan and the related agreement provide for acceleration of unvested options in the event of a change-in-control of the company, retirement, death or disability.

(6)
Options granted under the 1992 Stock-Based Incentive Compensation Plan and the 2007 Stock Incentive Plan are exercisable within: 90 days of termination without cause; three years for retirement; two years for early retirement and one year for death or disability.

(7)
Includes balances from the Benefit Restoration Plan and the Supplemental Benefit Plan that were frozen as of December 31, 2004. See Nonqualified Deferred Compensation for fiscal year 2008—"Frozen" and Suspended Non-qualified Benefit Plans above on page 38.

Charles E. Lott

        The following table describes the potential payments to Mr. Lott upon termination of employment or a change-in-control as of April 27, 2008.

				Change-in-Control
		Involuntary Termination			With Termination Without Cause/Good Reason
Executive Payments and Benefits Upon Termination	Retirement(1)	For Cause	Without Cause/Good Reason	Without Termination		Death	Disability
Compensation:
—Severance(2)	—	—	$642,588	—	$1,470,000	—	—
Annual Incentives(3)
—2008 Individual Performance Bonus	$29,400	—	—	—	—	$29,400	$29,400
—2008 Profit Bonus	—	—	—	—	—	—	—
Long-term Incentives
—Accelerated/Modified Vesting of Stock Options(4)(5)	—	—	—	—	—	—	—
—Vested Stock Options(4)(6)	—	—	—	—	—	—	—
—Accelerated Vesting of RSUs	$12,491	—	$18,737	$18,737	$18,737	$18,737	$6,246
—Vested RSUs	—	—	—	—	—	—	—
—Cash	$29,260	—	$43,890	$43,890	$43,890	$43,890	$14,630
Other:
Deferred Compensation Alternative Plan	$10,171	$10,171	$10,171	$10,171	$10,171	$10,171	$10,171
2005 Deferred Compensation Plan	—	—	—	—	—	—	—
Frozen Supplemental Executive Retirement Plans(7)	—	—	—	—	—	—	—
Benefit Continuation	—	—	—	—	—	—	—
Total	$81,322	$10,171	$715,386	$72,798	$1,542,798	$102,198	$60,447

(1)
As of April 27, 2008, Mr. Lott qualified for early retirement as defined in footnote (1) to Mr. Plowman's table.

(2)
Severance upon a qualified termination for Mr. Lott equals one times his highest targeted cash compensation during the previous 12 months, which includes his base salary and bonuses. Severance upon a change-in-control is two times his highest targeted cash compensation during the previous 36 months, which includes his base salary and bonuses.

(3)
Represents the pro rata portion of the executive's annual individual and profit bonuses.

(4)
Represents the intrinsic value of stock options based on the company's closing stock price of $3.74 per share on April 25, 2008, the last trading day of fiscal year 2008.

(5)
The 1992 Stock-Based Incentive Compensation Plan, the 2007 Stock Incentive Plan, and the related agreement provide for acceleration of unvested options in the event of a change-in-control of the company, retirement, death or disability.

(6)
Options granted under the 1992 Stock-Based Incentive Compensation Plan and/or 2007 Stock Incentive Plan are exercisable within: 90 days of termination without cause; three years for retirement; two years for early retirement and one year for death or disability.

(7)
Includes balances plus interest from the Benefit Restoration Plan and the Supplemental Benefit Plan that were frozen as of December 31, 2004. See Nonqualified Deferred Compensation for fiscal year 2008—"Frozen" and Suspended Non-qualified Benefit Plans above on page 38.

Paul C. Eskritt

        The following table describes the potential payments to Mr. Eskritt upon termination of employment or a change-in-control as of April 27, 2008.

				Change-in-Control
		Involuntary Termination			With Termination Without Cause/Good Reason
Executive Payments and Benefits Upon Termination	Retirement(1)	For Cause	Without Cause/Good Reason	Without Termination		Death	Disability
Compensation:
—Severance(2)	—	—	$647,749	—	$1,550,000	—	—
Annual Incentives(3)
—2008 Individual Performance Bonus	—	—	—	—	—	$30,257	$30,257
—2008 Profit Bonus	—	—	—	—	—	—	—
Long-term Incentives
—Accelerated/Modified Vesting of Stock Options(4)(5)	—	—	—	—	—	—	—
—Vested Stock Options(4)(6)	—	—	$2,090	$2,090	$2,090	$2,090	$2,090
—Accelerated vesting of RSUs	—	—	$3,546	$3,546	$3,546	$3,546	$1,182
—Vested RSUs	—	—	—	—	—	—	—
—Cash	—	—	$8,300	$8,300	$8,300	$8,300	$2,767
Other:
Deferred Compensation Alternative Plan	—	$123,424	$123,424	$123,424	$123,424	$123,424	$123,424
2005 Deferred Compensation Plan	—	$1,803	$1,803	$1,803	$1,803	$1,803	$1,803
Frozen Supplemental Executive Retirement Plans(7)	—	$32,992	$32,992	$32,992	$32,993	$32,992	$32,992
Benefit Continuation	—	—	—	—	—	—	—
Total	—	$158,219	$819,904	$172,155	$1,722,156	$202,412	$194,515

(1)
As of April 27, 2008, Mr. Eskritt did not qualify for early retirement as defined in footnote (1) to Mr. Plowman's table.

(2)
Severance upon a qualified termination for Mr. Eskritt equals one times his highest targeted cash compensation during the previous 12 months, which includes his base salary and bonuses. Severance upon a change-in-control is two times his highest targeted cash compensation during the previous 36 months, which includes his base salary and bonuses.

(3)
Represents the pro rata portion of the executive's annual individual and profit bonuses.

(4)
Represents the intrinsic value of stock options based on the company's closing stock price of $3.74 per share on April 25, 2008, the last trading day of fiscal year 2008.

(5)
The 1992 Stock-Based Incentive Compensation Plan, the 2007 Stock Incentive Plan, and the related agreement provide for acceleration of unvested options in the event of a change-in-control of the company, retirement, death or disability.

(6)
Options granted under the 1992 Stock-Based Incentive Compensation Plan and/or the 2007 Stock Incentive Plan are exercisable within: 90 days of termination without cause; three years for retirement; two years for early retirement and one year for death or disability.

(7)
Includes balances plus interest from the Benefit Restoration Plan and the Supplemental Benefit Plan that were frozen as of December 31, 2004. See Nonqualified Deferred Compensation for fiscal year 2008—"Frozen" and Suspended Non-qualified Benefit Plans above on page 38.

Leonard J. McGill

        The following table describes the potential payments to Mr. McGill upon termination of employment or a change-in-control as of April 27, 2008.

				Change-in-Control
		Involuntary Termination			With Termination Without Cause/Good Reason
Executive Payments and Benefits Upon Termination	Retirement(1)	For Cause	Without Cause/Good Reason	Without Termination		Death	Disability
Compensation:
—Severance(2)	—	—	$481,059	—	$1,200,000	—	—
Annual Incentives(3)
—2008 Individual Performance Bonus	—	—	—	—	—	$18,957	$18,957
—2008 Profit Bonus	—	—	—	—	—	—	—
Long-term Incentives
—Accelerated/Modified Vesting of Stock Options(4)(5)	—	—	—	—	—	—	—
—Vested Stock Options(4)(6)	—	—	$6,869	$6,869	$6,869	$6,869	$6,869
—Accelerated vesting of RSUs	—	—	$13,460	$13,460	$13,460	$13,460	$4,487
—Vested RSUs	—	—	—	—	—	—	—
—Cash	—	—	$24,893	$24,893	$24,893	$24,893	$8,298
Other:
Deferred Compensation Alternative Plan	—	$65,531	$65,531	$65,531	$65,531	$65,531	$65,531
2005 Deferred Compensation Plan	—	$4,687	$4,687	$4,687	$4,687	$4,687	$4,687
Frozen Supplemental Executive Retirement Plans(7)	—	$31,600	$31,600	$31,600	$31,600	$31,600	$31,600
Benefit Continuation	—	—	—	—	—	—	—
Total	$0	$101,818	$628,099	$147,040	$1,347,040	$165,997	$140,429

(1)
As of April 27, 2008, Mr. McGill did not qualify for early retirement as defined in footnote (1) to Mr. Plowman's table.

(2)
Severance upon a qualified termination for Mr. McGill equals one times his highest targeted cash compensation during the previous 12 months, which includes his base salary and bonuses. Severance upon a change-in-control is two times his highest targeted cash compensation during the previous 36 months, which includes his base salary and bonuses.

(3)
Represents the intrinsic value of stock options based on the company's closing stock price of $3.74 per share on April 25, 2008, the last trading day of fiscal year 2008.

(5)
The 1992 Stock-Based Incentive Compensation Plan, the 2007 Stock Incentive Plan, and the related agreement provide for acceleration of unvested options in the event of a change-in-control of the company, retirement, death or disability.

(6)
Options granted under the 1992 Stock-Based Incentive Compensation Plan and/or the 2007 Stock Incentive Plan are exercisable within: 90 days of termination without cause; three years for retirement; two years for early retirement and one year for death or disability.

(7)
Includes balances plus interest from the Benefit Restoration Plan and the Supplemental Benefit Plan that were frozen as of December 31, 2004. See Nonqualified Deferred Compensation for fiscal year 2008—"Frozen" and Suspended Non-qualified Benefit Plans above on page 38.

 Non-Management Directors' Compensation for Fiscal Year 2008

        The current compensation and benefit program for non-management directors has been in effect substantially since 2003, and is designed to achieve the following goals:

  •
  compensation should fairly pay directors for work required for a company of our size and scope;

  •
  compensation should align directors' interests with the long-term interests of shareholders; and

  •
  the structure of the compensation should be simple, transparent and easy for shareholders to understand.

        We pay all members of the board of directors who are not our employees $30,000 per year, payable quarterly, as compensation for their service as directors. We pay the chairman of the board an additional $70,000 per year, payable quarterly. In addition, we pay non-employee directors an attendance fee of $2,000 per board meeting attended in person and $1,000 per telephonic meeting. We pay the chair of each Committee a fee of $2,000 per Committee meeting attended in person and $1,000 per telephone conference, payable quarterly. We pay non-employee directors a fee of $1,000 for in-person attendance and $500 for attendance via telephone conference for each Committee meeting. We pay the chair of the Audit Committee $5,000 per year and we pay other members of the Audit Committee $2,000 per year, in each case in addition to their regular director and Committee fees. We reimburse our directors for reasonable expenses they incur in connection with their attendance at the board and Committee meetings.

        Under our 2007 Stock Incentive Plan, non-employee directors typically receive $50,000 of restricted stock annually. We determine the number of shares of restricted stock by taking the value of $50,000 divided by the closing price at the grant date of our common stock on the New York Stock Exchange. Restrictions expire and the shares can be traded approximately one year following the grant date (subject to our insider trading policy). Restricted stock grants are made to newly appointed directors on a prorated basis as of the date of their appointment. The table below reflects various elements of non-management directors' compensation described above. All current directors except Mr. Smith received restricted stock under this plan during fiscal year 2008. Mr. Smith, who is also a named executive officer, does not receive any compensation for service as a director.

        In June 2007, our board amended our Corporate Governance Guidelines to require our directors to own least $60,000 worth of our common stock, valued at market price on the date of purchase or award. Directors have three years to attain this ownership threshold.

 Non-Management Directors' Compensation for Fiscal Year 2008

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Total ($)
Paul D. Borghesani	$51,000	$27,928	$78,928
Loren K. Carroll	$50,500	$27,928	$78,428
Margaret S. Dano	$49,000	$27,928	$76,928
James L. Doti, Ph.D.	$49,000	$27,928	$76,928
David S. Engelman	$60,000	$27,928	$87,928
J. Michael Hagan	$56,500	$27,928	$84,428
Douglas M. Lawson, Ph.D.	$42,500	$27,928	$70,428
John T. Monford	$47,500	$27,928	$75,428
Thomas B. Pitcher	$125,000	$27,928	$152,928
Daniel D. Villanueva	$48,000	$27,928	$75,928

(1)
This column reports the amount of cash compensation paid in fiscal year 2008 for board and Committee service.

(2)
This column represents the dollar amount recognized for financial statement reporting purposes with respect to fiscal year 2008. The actual full value award was $44,414. The difference represents the expense that is to be recognized during the next fiscal year. These amounts reflect our accounting valuation and do not correspond to the actual value, if any, that directors will ultimately realize.

At April 27, 2008, the aggregate number of options outstanding for each non-employee director was as follows: Mr. Borghesani, 35,288; Mr. Carroll, 39,288; Ms. Dano, 33,600; Dr. Doti, 41,600; Mr. Engelman, 39,288; Mr. Hagan, 25,600; Dr. Lawson, 31,400; Mr. Montford, 34,487; Mr. Pitcher, 42,137; and Mr. Villanueva, 21,600. At that date, the number of shares of restricted stock held by each such director was 5,219.

Compensation Committee Interlocks and Insider Participation

        Our Compensation Committee is composed of J. Michael Hagan, Chairman, Margaret S. Dano, Dr. Douglas M. Lawson, John T. Montford and Daniel D. Villanueva. None of the members of the Compensation Committee:

  •
  was, during the fiscal year, an officer or employee of the company or its subsidiaries;

  •
  was formerly an officer or employee of the company or its subsidiaries; or

  •
  had any relationship requiring disclosure under applicable SEC rules under the heading Transactions with Related Persons in this proxy statement.

        None of our executive officers served as a director or a member of a Compensation Committee of any entity whose executive officers or directors served as a director or on our Compensation Committee.

Report of the Audit Committee

        The Audit Committee reviews our financial reporting process on behalf of the board of directors, and monitors the integrity of the company's financial statements, financial reporting processes and systems of internal controls regarding finance, accounting and legal compliance. Management has the primary responsibility for the company's internal controls over financial reporting and for the preparation of the financial statements and the reporting process. Our independent auditors are responsible for expressing an opinion on whether our audited financial statements are fairly presented in accordance with generally accepted accounting principles.

        In this context, the Audit Committee has reviewed and discussed the audited financial statements with management and Ernst & Young LLP, our independent auditors. The Audit Committee has discussed with Ernst & Young the matters required to be discussed by statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee has received from Ernst & Young the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with the independent auditors their independence from us and our management. Further, the Audit Committee considers whether the independent auditor's provision of non-audit services to us would be compatible with the auditor's independence.

        In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors, and the board has approved, that the audited financial statements be included in our Annual Report on Form 10-K for the year ended April 27, 2008, for filing with the SEC.

        Submitted by the Fleetwood Enterprises, Inc. Audit Committee:

David S. Engelman, Chairman
Paul D. Borghesani
Loren K. Carroll
Dr. James L. Doti
Thomas B. Pitcher

 AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION
(Proposal No. 2)

The Proposed Amendment

        Fleetwood shareholders are being asked to approve a proposal to amend Fleetwood's Restated Certificate of Incorporation to increase the authorized number of shares of our common stock from 150,000,000 to 300,000,000 shares and to reduce the par value per share of Fleetwood common stock from $1.00 to $0.01. Our board of directors determined that this amendment is advisable and should be considered at the Annual Meeting to be held on September     , 2008. The full text of the proposed Certificate of Amendment to the Restated Certificate of Incorporation is attached as Annex A to this proxy statement. Fleetwood is currently authorized to issue 10,000,000 shares of preferred stock, par value $1.00 per share, and the proposed amendment will not affect this authorization.

Purposes and Effects of the Proposed Increase in the Number of Authorized Shares and Decrease in Par Value of Fleetwood Common Stock

        The proposed amendment would increase the number of shares of common stock that Fleetwood is authorized to issue from 150,000,000 to 300,000,000 shares. The proposed amendment would also reduce the par value of the common stock from $1.00 per share to $0.01 per share. The additional 150,000,000 shares would be part of the existing class of our common stock and, if and when issued, would have the same rights and privileges as the shares of our common stock currently issued and outstanding. As of July 23, 2008, the record date for the meeting, there were 76,256,522 shares of our common stock issued and outstanding, excluding shares held by Fleetwood as treasury stock, and no shares of our preferred stock were outstanding. As of July 23, 2008, our remaining authorized but unissued shares of common stock were reserved for issuance as follows:

  •
  3,104,467 shares are reserved for issuance under our convertible trust preferred securities (the "Trust Preferred");

  •
  5,882,006 shares are reserved under our 2007 Stock Incentive Plan;

  •
  4,404,502 shares are reserved under our 1992 Stock-Based Incentive Compensation Plan;

  •
  390,267 shares are reserved under our 1992 Non-Employee Director Stock Option Plan; and

  •
  8,503,400 shares are reserved for issuance upon conversion of our 5% convertible senior subordinated debentures due 2023 (the "Debentures").

        While the Company has improved its liquidity as a result of recent asset sales, an equity offering and availability under our revolving credit facility, in view of the acceleration of negative economic trends, especially in the recreational vehicle industry, we believe it is prudent that we maintain maximum flexibility to carefully manage that liquidity to further the long term interests of the Company. The adoption of the proposed amendment to our Restated Certificate of Incorporation to increase the number of authorized shares of our common stock is intended to provide us with additional flexibility both to manage liquidity more effectively and to make such issuances of our common stock as may be necessary to complete any advisable corporate transactions. These transactions may include future offerings of equity or convertible debt instruments, either for cash or in exchange for the existing Trust Preferred or Debentures, and may also include the possible issuance of shares in connection with a repurchase of the Debentures as described under Proposal 3 below. Our board of directors believes it is prudent for us to have this additional flexibility.

        Our board has also proposed to reduce the par value per share of Fleetwood's common stock, among other reasons, in order to reduce our stated capital account and limit the amounts to be credited to the stated capital account as a result of future issuances of Fleetwood common stock and to bring the par value of our common stock into line with similarly situated publicly traded Delaware corporations.

        As stated above, as of July 23, 2008, we had 76,256,522 shares of our common stock issued and outstanding. As of such date, our accounting books and records reflected $76,256,522.00, or $1.00 per share, in our stated capital account. If this proposal is approved and the par value per share of our Fleetwood common stock is reduced to $0.01, our stated capital will be reduced by $0.99 per outstanding share, or approximately $75,493,957 in the aggregate, and our additional paid-in capital amount will be increased by a like amount. These changes would have no impact on our total shareholders' equity.

        Reducing the par value of our common stock in conjunction with increasing the number of authorized shares of our common stock will have the added benefit of increasing Fleetwood's flexibility in using common stock for various corporate purposes, including those referenced above, because the Delaware General Corporation Law (the "DGCL") permits a company to issue shares only if it receives value equal to at least the par value for the shares. The reduction in the par value of our common stock may also reduce certain tax obligations to the State of Delaware that may be calculated on the basis of the aggregate par value of the Company's authorized capital stock.

        The holders of our common stock are not entitled to preemptive rights. Accordingly, future issuances of additional shares of our common stock or securities convertible into our common stock, whether pursuant to an acquisition or other corporate transaction or otherwise, might have the effect of diluting the voting rights and ownership of shareholders. In addition, future issuances could have the effect of diluting our earnings per share and book value per share. The availability for issuance of additional shares of our common stock could discourage or make more difficult efforts to obtain control of Fleetwood. For example, the issuance of shares of our common stock in a public or private sale, merger, or similar transaction would increase the number of shares of our common stock outstanding, thereby possibly diluting the interest of a party attempting to obtain control of Fleetwood. We are not, however, aware of any pending or threatened efforts to acquire control of Fleetwood at this time.

Vote Required for Approval

        The affirmative vote of the holders of a majority of the outstanding shares of Fleetwood common stock entitled to vote as of the record date is required to approve the proposed amendment to our Restated Certificate of Incorporation. As a result, abstentions and, if applicable, broker non-votes will be treated as votes against the proposal.

Effective Date of Proposed Amendment

        If the proposed amendment to our Restated Certificate of Incorporation is adopted by the required vote of our shareholders, we currently intend to file the amendment with the Secretary of State of the State of Delaware as soon as practicable following such shareholder approval.

        THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THIS PROPOSAL TO AMEND THE RESTATED CERTIFICATE OF INCORPORATION.

 PROPOSAL TO APPROVE THE POSSIBLE ISSUANCE OF SHARES OF COMMON
STOCK IN SETTLEMENT OF OUR POTENTIAL OBLIGATION TO
REPURCHASE OUR OUTSTANDING DEBENTURES
(Proposal No. 3)

The Proposal

        Fleetwood shareholders are being asked to approve a proposal to issue in excess of 20% of the total number of shares of our common stock outstanding as of July 23, 2008 in connection with our satisfaction of the put obligations under the Debentures, but in an amount not to exceed the number of shares authorized and needed to satisfy the put obligations if our board were to determine that it is in Fleetwood's best interest to meet those obligations solely by the issuance of common stock in satisfaction of those obligations. Fleetwood shareholders are being asked to approve this proposal in order to provide us with maximum flexibility to settle our potential obligation to the holders of our Debentures to repurchase all or a portion of such Debentures at 100% of the principal amount of the Debentures (plus accrued and unpaid interest) with common stock on December 15, 2008, or any subsequently amended put date for the Debentures relating to the December 15, 2008 repurchase right.

Purposes and Effects of the Proposed Issuance of Fleetwood Common Stock

        As discussed above under Proposal 2, while the Company has strong liquidity at the present time as a result of recent asset sales, an equity offering and availability under our revolving credit facility, in view of the acceleration of negative trends, especially in the recreational vehicle industry, we believe it is prudent that we maintain maximum flexibility to carefully manage that liquidity to further the long term interests of the Company. The consent of our shareholders to Proposal 3 is intended to provide us with additional flexibility to manage that liquidity more effectively and to permit us to make such issuances of our common stock as our board of directors determines is prudent in connection with a repurchase of the Debentures as described below.

        If Fleetwood has not otherwise repurchased or restructured the Debentures prior to December 15, 2008 (or any subsequently amended put date for the Debentures relating to the December 15, 2008 repurchase right), the proposal would authorize Fleetwood to issue shares of the existing class of our common stock to the extent necessary in accordance with the terms of the indenture governing the Debentures, but in an amount exceeding 20% of the total number of shares of our common stock outstanding as of July 23, 2008. The precise number of shares issued will depend on various factors described below. If and when issued, these shares would have the same rights and privileges as the shares of our common stock currently issued and outstanding.

        In December 2003, we issued $100 million aggregate principal amount of Debentures. Pursuant to the terms of the indenture under which the Debentures were issued, on December 15, 2008, December 15, 2013 and December 15, 2018, each holder of Debentures has the right, at the holder's option, to require us to repurchase such holder's Debentures, or any portion thereof, at a repurchase price equal to 100% of the principal amount of the Debentures to be repurchased, plus accrued and unpaid interest. Upon exercise by one or more of the holders of our Debentures of the repurchase right, we may, at our option, repurchase the Debentures for cash, shares of our common stock or any combination of cash and common stock.

        Should we choose to satisfy the repurchase right by issuing common stock or a combination of cash and common stock, we would be obligated to issue a number of shares of common stock equal to the quotient of 100% of the face value of the Debentures subject to the repurchase right (plus accrued and unpaid interest) minus the amount of cash paid for the repurchase of such Debentures, divided by 95% of the "Market Price" (as such term is defined in the indenture under which the Debentures were issued) of one share of our common stock. The precise number of shares, if any, to be issued in satisfaction of the repurchase right will depend on the number of Debenture holders, if any, who exercise their repurchase right, the aggregate principal amount of Debentures subject to any such exercise, whether we use both cash and common stock or solely common stock to settle the repurchase right (and, in the case of a cash and common stock repurchase, the amount of cash paid in the settlement transaction), and the Market Price of our common stock at the time of settlement of the repurchase right.

        Assuming that all Debentures are tendered pursuant to the repurchase right, and no cash is used by Fleetwood, the number of shares of common stock that would be issued in connection with a repurchase of all Debentures by issuing solely common stock would be $100 million divided by 95% of the Market Price at the time. Thus, if the Market price were $4.00, the number of shares to be issued to holders of the Debentures would be 26,315,789; if the Market Price were $3.00, the number of shares to be issued to holders of the Debentures would be 35,087,720; if the Market Price were $2.00, the number of shares to be issued to holders of the Debentures would be 52,631,578; and so forth. As of August             , 2008 the closing price of our common stock as reported by the New York Stock Exchange was $            . If that were to be the Market Price, the number of shares to be issued to holders of the Debentures would be                        . In the event that we elect to repurchase the debentures in exchange for common stock but, due to a decline in the Market Price, we do not have sufficient authorized shares at the end of the pricing period with which to meet our obligations, this would constitute a default under the terms of the Debentures.

        In light of current market conditions in the Company's primary business markets, recreational vehicles and manufactured housing, and the overall economic climate, our board of directors believes that it is in the best interests of Fleetwood to ensure that we have maximum flexibility to settle our obligation to holders of our Debentures, if any, who exercise their repurchase right under the indenture for the Debentures. As such, our board of directors believes that it is prudent at this time that Fleetwood be authorized to issue in excess of 20% of the total number of shares of our common stock outstanding as of July 23, 2008 in connection with our satisfaction of the put obligations under the Debentures, but in an amount not to exceed the number of shares authorized and needed to satisfy the put obligations if our management were to determine that it is in our best interest to meet those obligations solely by the issuance of common stock in satisfaction of those obligations.

        Because our common stock is listed on the New York Stock Exchange ("NYSE"), we are subject to NYSE rules and regulations. Section 312.03 of the NYSE Listed Company Manual requires us, subject to certain exceptions, to obtain shareholder approval prior to any issuance or sale of common stock, or securities convertible into or exercisable for common stock, in any transaction or series of transactions if (a) the common stock has, or will upon issuance have, voting power equal to or in excess of 20% of the voting power then outstanding before the issuance of such shares or of securities convertible into or exercisable for common stock, or (b) the number of shares of common stock to be issued is, or will upon issuance be, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance. It is possible that we may decide to issue shares of common stock in settlement of the repurchase right of the holders of our Debentures and that such issuance may trigger the need for shareholder approval to the extent that the common stock issued upon repurchase of the Debentures equals or exceeds 20% of the voting power or 20% of the number of shares of our common stock currently outstanding.

        The purpose of this Proposal No. 3 is to satisfy the requirements of Section 312.03 of the NYSE Listed Company Manual by obtaining shareholder approval of the issuance of shares of our common stock in advance of the potential issuance of shares in satisfaction of our potential obligation to repurchase Debentures.

        The holders of our common stock are not entitled to preemptive rights. Accordingly, future issuances of shares of our common stock in settlement of our potential repurchase obligations may have the effect of diluting the voting rights and ownership of shareholders. In addition, such issuances could have the effect of diluting our earnings per share and book value per share. The issuance of shares of our common stock could also discourage or make more difficult efforts to obtain control of Fleetwood. However, we are not aware of any pending or threatened efforts to acquire control of Fleetwood.

Vote Required for Approval

        The affirmative vote of a majority of the votes cast for the proposal is required to approve this proposal to issue shares in excess of 20% of our total number of shares of common stock outstanding as of July 23, 2008 if and to the extent necessary to meet our obligations under the Debentures. Failure to vote and broker non-votes will have no effect because these shares will not be considered shares entitled to vote and therefore will not be counted as votes cast for or against the proposal. However, abstentions will have the same effect as voting against the proposal.

        THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THIS PROPOSAL TO ISSUE SHARES OF COMMON STOCK IN SETTLEMENT OF OUR POTENTIAL OBLIGATION TO REPURCHASE OUR OUTSTANDING DEBENTURES.

 RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal No. 4)

        Ernst & Young LLP acted as our independent auditors to audit our books and records for fiscal year 2008, and the Audit Committee has appointed Ernst & Young as our independent registered public accounting firm for fiscal year 2009, subject to ratification by our shareholders.

        Our corporate governance guidelines provide that our shareholders will have the opportunity to ratify the appointment of our independent auditors. We amended the guidelines to provide for this opportunity because we believe ratification of the appointment is a good corporate practice and because the audit of our books and records is a matter of importance to our shareholders. If our shareholders do not ratify the appointment, the Audit Committee will reconsider whether or not to retain Ernst & Young, but may retain them. Even if the appointment is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of Fleetwood and our shareholders.

Recommendation of the Board

        Our board recommends a vote FOR the ratification of the appointment of Ernst & Young as our independent registered public accounting firm for fiscal year 2009.

Information about Our Auditors

        The Audit Committee of our board of directors selected the independent registered public accounting firm of Ernst & Young LLP during the second quarter of fiscal year 2009 to serve as our independent auditors for fiscal year 2009. A representative of Ernst & Young will be present at the annual meeting, at which time he will be given an opportunity to make a statement, if desired, and to respond to appropriate shareholder questions.

  Audit Fees

        Ernst & Young billed us an aggregate of approximately $1,454,826 in fiscal year 2008 and $1,499,171 in fiscal year 2007 for professional services rendered in connection with our annual audit, Sarbanes-Oxley attest services, statutory filings and registration statements.

  Audit-Related Fees

        Ernst & Young billed us an aggregate of approximately $50,000 in fiscal year 2008 and $72,200 in fiscal year 2007 for services related to assistance with employee benefit plan audits, accounting consultation, compliance with regulatory requirements, and other attest services not required by statute or regulation.

  Tax Fees

        Ernst & Young did not bill us for services related to tax compliance, tax planning or tax advice in fiscal years 2008 and 2007.

  All Other Fees

        Ernst & Young billed us $2,500 in fiscal year 2008 for other services, but did not bill us in fiscal year 2007 for services other than those described above.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor

        Consistent with the SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation for and overseeing the work of the independent auditor. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditor. In fiscal year 2008, the Audit Committee approved all fees of Ernst & Young.

        Prior to engagement of the independent auditor for the next year's audit, management will submit an aggregate of services expected to be rendered during that year for each of four categories of services to the Audit Committee for approval.

  1.
  Audit services include audit work performed in the preparation of financial statements, as well as work that generally only the independent auditor can reasonably be expected to provide, including comfort letters, statutory audits, and attest services and consultation regarding financial accounting and/or reporting standards.

  2.
  Audit-Related services are for assurance and related services that are traditionally performed by the independent auditor, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.

  3.
  Tax Services include all services performed by the independent auditor's tax personnel except those services specifically related to the audit of the financial statements, and include fees in the areas of tax compliance, tax planning, and tax advice.

  4.
  Other Fees are those associated with services not captured in the other categories. We generally do not request those services from the independent auditor.

        Before the engagement, the Audit Committee will pre-approve these services by category of service. The fees are budgeted, and the Audit Committee will require the independent auditor and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee will require specific pre-approval before engaging the independent auditor.

        The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

 AUTHORIZATION OF OUR BOARD OF DIRECTORS, IN ITS DISCRETION, TO
ADJOURN OR POSTPONE THE ANNUAL MEETING IF NECESSARY
(Proposal No. 5)

The Proposal

        Fleetwood shareholders are being asked to approve a proposal to authorize our board of directors, in its discretion, to adjourn or postpone the annual meeting. Our board of directors may use the proxies solicited pursuant to this proxy statement for any adjournment or postponement of the annual meeting for the purpose of allowing additional time for soliciting further proxies to approve Proposal No. 2 and Proposal No. 3 if at the time of the annual meeting there are not sufficient votes to approve such proposals.

Vote Required for Approval

        The affirmative vote of the majority of shares, present in person or by proxy at the meeting and entitled to vote on the matter is required to approve this proposal to authorize the board of directors, in its discretion, to adjourn or postpone the annual meeting. Broker non-votes will not affect the outcome, however abstentions will be treated as votes against the proposal.

        THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THIS PROPOSAL TO AUTHORIZE OUR BOARD OF DIRECTORS, IN ITS DISCRETION, TO ADJOURN OR POSTPONE THE ANNUAL MEETING FOR THE PURPOSE OF ALLOWING ADDITIONAL TIME FOR SOLICITING FURTHER PROXIES TO APPROVE PROPOSAL NO. 2 AND PROPOSAL NO. 3 IF AT THE TIME OF THE ANNUAL MEETING THERE ARE NOT SUFFICIENT VOTES TO APPROVE SUCH PROPOSALS.

 ANNUAL REPORTS

        We are mailing our annual report for the fiscal year ended April 27, 2008, including the audited financial statements, to shareholders along with the proxy materials. In addition, we file an Annual Report on Form 10-K with the SEC.

        Shareholders may obtain copies of the Annual Report on Form 10-K, including financial statements but not the exhibits to it, without charge, by writing to our corporate secretary at the address listed on the front of the proxy statement.

 REQUIREMENTS, INCLUDING DEADLINES, FOR SUBMISSION OF
PROXY PROPOSALS, NOMINATION OF DIRECTORS
AND OTHER BUSINESS OF SHAREHOLDERS

Shareholder Proposals under SEC Rules

        Under the rules of the SEC, if a shareholder wants us to include a proposal in our proxy statement and form of proxy for presentation at our 2009 annual meeting of shareholders, we must receive the proposal at our principal executive offices at 3125 Myers Street, Riverside, California 92503-5544 by April     , 2009. The proposal should be sent to the attention of our corporate secretary.

General Rules for Nominating Directors and Introducing Business at an Annual Meeting of Shareholders

        Under our bylaws, and as permitted by the rules of the SEC, a shareholder must follow certain procedures to nominate persons for election as directors or to introduce an item of business at an annual meeting of shareholders. In addition, shareholders who wish to nominate a candidate for director must follow the detailed procedures outlined in our Policies on Director Nominations and Communications by Interested Parties, which are posted at the Corporate Governance page of our website, at http://ir.fleetwood.com, and are summarized below. Under our bylaws, the shareholder must:

  •
  be a shareholder of record at the time of giving the notice described below;

  •
  be entitled to vote at the meeting for the election of directors or the proposed item of business; and

  •
  comply with the notice procedures described below.

        These procedures provide that nominations for director or an item of business to be introduced at an annual meeting of shareholders must be submitted in writing to Leonard J. McGill, Corporate Secretary, Fleetwood Enterprises, Inc., 3125 Myers Street, P.O. Box 7638, Riverside, California 92513-7638. We must receive the notice of your intention to introduce a nomination or to propose an item of business at our 2009 annual meeting not less than 45 days nor more than 75 days before the first anniversary of the date on which we first mailed our proxy materials for the preceding year's annual meeting of shareholders. If the date of annual meeting is advanced more than 30 days before or delayed by more than 30 days after the anniversary of the preceding year's annual meeting, however, we must receive the notice not later than the close of business on the later of (a) the 90th day before the annual meeting or (b) the 10th day following the day on which we first made public disclosure of the date of the annual meeting.

Introducing Business at an Annual Meeting of Shareholders

        For business to be properly brought before an annual meeting by a shareholder, the business must be a proper matter for shareholder action under the General Corporation Law of the State of Delaware. Notice of a proposed item of business must include:

  •
  a brief description of the business desired to be brought before the annual meeting, and the reasons for conducting the business at the annual meeting;

  •
  the name and address of the shareholder and beneficial owner as they appear on our records;

  •
  the class and number of shares of stock owned beneficially and of record by the shareholder and beneficial owner; and

  •
  any material interest of the shareholder and beneficial owner in such business.

Nominating Directors

        Shareholders who wish to nominate a candidate for director must follow both the requirements of our bylaws and the procedures in our Policies on Director Nominations and Communications by Interested Parties, which are posted at the Corporate Governance page of our website at http://ir.fleetwood.com. Under these requirements and procedures, a notice of nomination of a director must contain the following information about the nominee:

  •
  name, age, business and residence addresses;

  •
  any arrangements or understanding regarding the nomination;

  •
  principal occupation or employment and five-year business experience;

  •
  a description of all relationships between the proposed nominee and the recommending shareholder;

  •
  a description of all relationships between the proposed nominee and any of our competitors, customers, suppliers, labor unions or other persons with special interests regarding us;

  •
  the class and number of shares of stock beneficially owned by the nominee;

  •
  the information that would be required under the rules of the SEC in a proxy statement soliciting proxies for the election of the nominee as a director; and

  •
  a signed consent of the nominee to serve as a director, if elected.

        The notice of nomination of a director must also contain, with respect to the shareholder giving the notice:

  •
  the name, address and telephone number of the shareholder and beneficial owner as they appear on our records;

  •
  the number of shares of stock owned beneficially and of record by the shareholder and beneficial owner and the period for which those shares have been held; and

  •
  a statement from the shareholder as to whether the shareholder has a good faith intention to continue to hold the reported shares through the date of our next annual meeting of shareholders.

        If a recommendation is submitted by a group of two or more shareholders, the information regarding recommending shareholders must be submitted with respect to each shareholder in the group.

        A shareholder (or group of shareholders) wishing to submit a nominating recommendation for an annual meeting of shareholders must ensure that we receive it, as provided above, not less than 45 days nor more than 75 days prior to the first anniversary of the date on which the corporation first mailed its proxy materials for the preceding year's annual meeting of shareholders.

        The chairman of the meeting may refuse to allow the transaction of any business, or to acknowledge the nomination of any person, not made in compliance with the procedures described above.

By Order of the Board of Directors,

Leonard J. McGill Secretary

Dated:                  , 2008

Annex A

CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
FLEETWOOD ENTERPRISES, INC.,
a Delaware corporation

It is hereby certified that:

1.
The name of the corporation is Fleetwood Enterprises, Inc. (the "Corporation").

2.
The Restated Certificate of Incorporation of the Corporation is hereby amended by deleting the FOURTH Article thereof and by substituting in lieu thereof the following new FOURTH article:

  "FOURTH: The Corporation shall be authorized to issue two classes of shares of stock to be designated, respectively, "Preferred Stock" and "Common Stock"; the total number of shares which the Corporation shall have authority to issue is three hundred ten million (310,000,000); the total number of shares of Preferred Stock shall be ten million (10,000,000) and each such shares shall have a par value of one dollar ($1.00); and the total number of shares of Common Stock shall be three hundred million (300,000,000) and each such share shall have a par value of one cent ($0.01).

          Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized to fix the voting rights, designations, powers, preferences and the relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, of any wholly unissued series of Preferred Stock; and to fix the number of shares constituting such series, and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding).

3.
The amendment of the Restated Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, this Certificate of Amendment has been duly executed by a duly authorized officer of the Corporation on the            day of                                     , 2008.

FLEETWOOD ENTERPRISES, INC.
By:
Name:

Title:

A-1

Using a black ink pen, mark your votes with an X as shown in
this example. Please do not write outside the designated areas.     ☒

Annual Meeting Preliminary Proxy Card Subject to Completion

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals—The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3, 4 and 5.

1. Election of Directors
01—Loren K. Carroll	For ☐	Withhold ☐	02—J. Michael Hagan	For ☐	Withhold ☐	03—John T. Montford	For ☐	Withhold ☐

2. To approve an amendment to Fleetwood's Restated Certificate of Incorporation to increase the total number of shares of capital stock that Fleetwood is authorized to issue from 160,000,000 shares to 310,000,000 shares by increasing the total number of authorized shares of common stock from 150,000,000 shares to 300,000,000 shares and to decrease the par value of the common stock from $1.00 per share to $0.01 per share.	For ☐	Against ☐	Abstain ☐

3. To approve the possible issuance of shares of common stock in settlement of our potential obligation to repurchase our outstanding 5% convertible senior subordinated debentures.	For ☐	Against ☐	Abstain ☐

4. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2009.	For ☐	Against ☐	Abstain ☐

5. To authorize the board of directors, in its discretion, to adjourn or postpone the annual meeting.	For ☐	Against ☐	Abstain ☐

B Non-Voting Items
Change of Address	Please print your new address below.
Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures—This section must be completed for your vote to be counted.—Date and Sign

This proxy must be signed exactly as your name appears hereon. Executors, administrators, trustees, etc., should give full title, as such. If the shareholder is a corporation, a duly authorized officer should sign on behalf of the corporation and should indicate his or her title.

Date (mm/dd/yyyy)—Please print date below.	Signature 1—Please keep signature within the box	Signature 2—Please keep signature within the box

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy—FLEETWOOD ENTERPRISES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, revoking all prior proxies, hereby appoints Thomas B. Pitcher and Leonard J. McGill, or either of them, proxies with full power of substitution, to vote all shares of common stock of Fleetwood Enterprises, Inc., which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on                  , September     , 2008, and at any adjournment thereof, as specified below and on the reverse side and to act in their discretion on all matters incident to the conduct of the meeting and upon all other business as may properly come before the meeting or any adjournment thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR AND FOR PROPOSALS 2, 3, 4 AND 5. THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INDICATED INSTRUCTIONS. HOWEVER, IF IT IS PROPERLY SIGNED BUT NO INSTRUCTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE THREE (3) NOMINEES LISTED ON THE REVERSE SIDE AND FOR PROPOSALS 2, 3, 4 AND 5.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
FLEETWOOD ENTERPRISES, INC. Table of Contents
PRELIMINARY PROXY STATEMENT SUBJECT TO COMPLETION
INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
ELECTION OF DIRECTORS (Proposal No. 1)
  CORPORATE GOVERNANCE
  Summary of Corporate Governance Practices
  Director Independence
  Board Committees
  Communications from Shareholders and Other Interested Parties to the Board
  Director and Officer Stock Ownership
  Section 16(a) Beneficial Ownership Reporting Compliance
  Stock Ownership of 5% Beneficial Owners
  Transactions with Related Persons
COMPENSATION DISCUSSION AND ANALYSIS
  Compensation Committee Report
DIRECTOR AND EXECUTIVE OFFICER COMPENSATION
Summary Compensation Table For Fiscal Years 2008 and 2007
  Grants of Plan-Based Awards in Fiscal Year 2008
Grants of Plan Based Awards in Fiscal Year 2008
  Outstanding Equity Awards at 2008 Fiscal Year-End
  Option Exercises and Stock Vested in Fiscal Year 2008
  Pension Benefits
  Nonqualified Deferred Compensation for Fiscal Year 2008
Nonqualified Deferred Compensation for Fiscal Year 2008
  Potential Payments Upon Termination or Change-in-Control
  Non-Management Directors' Compensation for Fiscal Year 2008
Non-Management Directors' Compensation for Fiscal Year 2008
  Compensation Committee Interlocks and Insider Participation
  Report of the Audit Committee
AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION (Proposal No. 2)
PROPOSAL TO APPROVE THE POSSIBLE ISSUANCE OF SHARES OF COMMON STOCK IN SETTLEMENT OF OUR POTENTIAL OBLIGATION TO REPURCHASE OUR OUTSTANDING DEBENTURES (Proposal No. 3)
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (Proposal No. 4)
AUTHORIZATION OF OUR BOARD OF DIRECTORS, IN ITS DISCRETION, TO ADJOURN OR POSTPONE THE ANNUAL MEETING IF NECESSARY (Proposal No. 5)
ANNUAL REPORTS
REQUIREMENTS, INCLUDING DEADLINES, FOR SUBMISSION OF PROXY PROPOSALS, NOMINATION OF DIRECTORS AND OTHER BUSINESS OF SHAREHOLDERS
  Annex A
CERTIFICATE OF AMENDMENT OF RESTATED CERTIFICATE OF INCORPORATION OF FLEETWOOD ENTERPRISES, INC., a Delaware corporation